Exhibit 10.1

Citi Loan No: 22560

MSBNA Loan No. 25-1017700

LOAN AGREEMENT

Dated as of October 1, 2025

Between

1010 PACIFIC OWNER LLC,

as Borrower

and

CITI REAL ESTATE FUNDING INC. and

MORGAN STANLEY BANK, N.A.,

collectively, as Lender

Property:	1010 Pacific Street
Brooklyn, Kings County, New York 11238

Table of Contents

ARTICLE 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.	Definitions
Section 1.2.	Principles of Construction

ARTICLE 2 GENERAL TERMS

Section 2.1.	Loan Commitment; Disbursement to Borrower
Section 2.2.	The Loan
Section 2.3.	Disbursement to Borrower
Section 2.4.	The Note and the other Loan Documents
Section 2.5.	Interest Rate
Section 2.6.	Loan Payments
Section 2.7.	Prepayments
Section 2.8.	Defeasance

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Section 3.1.	Legal Status and Authority
Section 3.2.	Validity of Documents
Section 3.3.	Litigation
Section 3.4.	Agreements
Section 3.5.	Financial Condition
Section 3.6.	Disclosure
Section 3.7.	No Plan Assets; FIRRMA
Section 3.8.	Not a Foreign Person
Section 3.9.	Intentionally Omitted
Section 3.10.	Business Purposes
Section 3.11.	Borrower’s Principal Place of Business
Section 3.12.	Status of Property
Section 3.13.	Financial Information
Section 3.14.	Condemnation
Section 3.15.	Separate Lots
Section 3.16.	Insurance
Section 3.17.	Use of Property
Section 3.18.	Leases and Rent Roll
Section 3.19.	Filing and Recording Taxes
Section 3.20.	Management Agreement
Section 3.21.	Illegal Activity/Forfeiture
Section 3.22.	Taxes
Section 3.23.	Permitted Encumbrances
Section 3.24.	Third Party Representations
Section 3.25.	Non-Consolidation Opinion Assumptions
Section 3.26.	Federal Reserve Regulations
Section 3.27.	Investment Company Act
Section 3.28.	Fraudulent Conveyance

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Section 3.29.	Intentionally Omitted
Section 3.30.	Anti-Money Laundering and Economic Sanctions
Section 3.31.	Organizational Chart
Section 3.32.	Bank Holding Company
Section 3.33.	Intentionally Omitted.
Section 3.34.	Property Document Representations
Section 3.35.	No Change in Facts or Circumstances; Disclosure
Section 3.35.	IH Program and Section 421-a Program

ARTICLE 4 BORROWER COVENANTS

Section 4.1.	Existence
Section 4.2.	Legal Requirements
Section 4.3.	Maintenance and Use of Property
Section 4.4.	Waste
Section 4.5.	Taxes and Other Charges
Section 4.6.	Litigation
Section 4.7.	Access to Property
Section 4.8.	Notice of Default
Section 4.9.	Cooperate in Legal Proceedings
Section 4.10.	Performance by Borrower
Section 4.11.	Federal Reserve Regulations
Section 4.12.	Books and Records
Section 4.13.	Estoppel Certificates
Section 4.14.	Leases and Rents
Section 4.15.	Management Agreement
Section 4.16.	Payment for Labor and Materials
Section 4.17.	Performance of Other Agreements
Section 4.18.	Debt Cancellation
Section 4.19.	ERISA; FIRRMA
Section 4.20.	No Joint Assessment
Section 4.21.	Alterations
Section 4.22.	Property Document Covenants
Section 4.23.	IH Program and Section 421-a Program
Section 4.23.	Violations

ARTICLE 5 ENTITY COVENANTS

Section 5.1.	Single Purpose Entity/Separateness
Section 5.2.	Independent Director
Section 5.3.	Change of Name, Identity or Structure
Section 5.4.	Business and Operations

ARTICLE 6 NO SALE OR ENCUMBRANCE

Section 6.1.	Transfer Definitions
Section 6.2.	No Sale/Encumbrance
Section 6.3.	Permitted Equity Transfers

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Section 6.4.	Permitted Property Transfer (Assumption)
Section 6.5.	Lender’s Rights
Section 6.6.	Economic Sanctions, Anti-Money Laundering and Transfers

ARTICLE 7 INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.	Insurance
Section 7.2.	Casualty
Section 7.3.	Condemnation
Section 7.4.	Restoration

ARTICLE 8 RESERVE FUNDS

Section 8.1.	Rent Holdback Reserve Funds
Section 8.2.	Replacement Reserve Funds
Section 8.3.	Intentionally Omitted
Section 8.4.	Operating Expense Funds
Section 8.5.	Excess Cash Flow Funds
Section 8.6.	Tax and Insurance Funds
Section 8.7.	The Accounts Generally

ARTICLE 9 CASH MANAGEMENT

Section 9.1.	Establishment of Certain Accounts
Section 9.2.	Deposits into the Restricted Account
Section 9.3.	Disbursements from the Cash Management Account
Section 9.4.	Withdrawals from the Debt Service Account
Section 9.5.	Payments Received Under this Agreement

ARTICLE 10 EVENTS OF DEFAULT; REMEDIES

Section 10.1.	Event of Default
Section 10.2.	Remedies

ARTICLE 11 SECONDARY MARKET

Section 11.1.	Securitization
Section 11.2.	Disclosure
Section 11.3.	Reserves/Escrows
Section 11.4.	Servicer
Section 11.5.	Rating Agency Costs and REMIC Savings Clause
Section 11.6.	Mezzanine Option
Section 11.7.	Conversion to Registered Form
Section 11.8	Borrower’s Cost of Compliance

ARTICLE 12 INDEMNIFICATIONS

Section 12.1.	General Indemnification
Section 12.2.	Mortgage and Intangible Tax Indemnification
Section 12.3.	ERISA and FIRRMA Indemnification

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Section 12.4.	Duty to Defend, Legal Fees and Other Fees and Expenses
Section 12.5.	Survival
Section 12.6.	Environmental Indemnity

ARTICLE 13 EXCULPATION

Section 13.1.	Exculpation

ARTICLE 14 NOTICES

Section 14.1.	Notices

ARTICLE 15 FURTHER ASSURANCES

Section 15.1.	Replacement Documents
Section 15.2.	Recording of Security Instrument
Section 15.3.	Further Acts
Section 15.4.	Changes in Tax, Debt, Credit and Documentary Stamp Laws

ARTICLE 16 WAIVERS

Section 16.1.	Remedies Cumulative; Waivers
Section 16.2.	Modification, Waiver in Writing
Section 16.3.	Delay Not a Waiver
Section 16.4.	Waiver of Trial by Jury
Section 16.5.	Waiver of Notice
Section 16.6.	Remedies of Borrower
Section 16.7.	Marshalling and Other Matters
Section 16.8.	Waiver of Statute of Limitations
Section 16.9.	Waiver of Counterclaim
Section 16.10.	Sole Discretion of Lender

ARTICLE 17 MISCELLANEOUS

Section 17.1.	Survival
Section 17.2.	Governing Law
Section 17.3.	Headings
Section 17.4.	Severability
Section 17.5.	Preferences
Section 17.6.	Expenses
Section 17.7.	Cost of Enforcement
Section 17.8.	Schedules Incorporated
Section 17.9.	Offsets, Counterclaims and Defenses
Section 17.10.	No Joint Venture or Partnership; No Third Party Beneficiaries
Section 17.11.	Publicity
Section 17.12.	Limitation of Liability
Section 17.13.	Conflict; Construction of Documents; Reliance
Section 17.14.	Entire Agreement
Section 17.15.	Liability

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Section 17.16.	Duplicate Originals; Counterparts
Section 17.17.	Brokers
Section 17.18.	Set-Off
Section 17.19.	Unintended Payments

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 1, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 388- 390 Greenwich Street, 4th Floor, New York, New York 10013 (together with its successors and/or assigns, “Citi”), and MORGAN STANLEY BANK, N.A., a national banking association, having an address at 1585 Broadway, New York, New York 10036 (together with its successors and assigns, “MSBNA”; together with Citi, individually and/or collectively, as the context may require, “Lender”), and 1010 PACIFIC OWNER LLC, a Delaware limited liability company, having its principal place of business at 4611 12th Avenue, Apartment 1L, Brooklyn, New York 11219 (together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.     Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Acceptable Month-to-Month Leases” shall mean any Lease which (i) is month-to- month in nature, (ii) when aggregated with all other month-to-month Leases at the Property, demises less than five percent (5%) of the total leasable square footage of the Property and (iii) when initially executed, provided for a term of at least one (1) year; provided, that, such Lease does not violate or breach (and/or result in any violation or breach of) the Regulatory Documents.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Rent Holdback Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Account, the Operating Expense Account and any other account established by this Agreement or the other Loan Documents.

“AC Laws” shall have the meaning set forth in Section 3.30 hereof. “Act” shall have the meaning set forth in Section 5.1 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or, with respect to any natural Person, is a member of the Family Group of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Affordable Housing Units” shall mean the fifty-three (53) residential units at the Property which are designated as affordable housing units under the Section 421-a Program, inclusive of the IH Units.

“AHFA” shall mean affordable housing floor area, as such term is used in connection with the IH Program.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“AML Laws” shall have the meaning set forth in Section 3.30 hereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved Extraordinary Expense” shall mean an operating expense of the Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld or delayed).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Operating Expense” shall mean an operating expense of the Property set forth on the Approved Annual Budget.

“Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated as of the date hereof made by Borrower to Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s or any SPE Component Entity’s assets; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property; (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; (viii) any Restricted Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in items (i) through (vii) above; and (ix) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Sponsor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Bistricer Family Entity” shall mean an entity which is (i) wholly owned by one or more members of the Bistricer Family Group and (ii) which is Controlled by David Bistricer.

“Bistricer Family Group” shall mean David Bistricer and/or his spouse, parents, siblings or lineal descendants and/or a family trust for the benefit of the foregoing Persons.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, any SPE Component Entity, Sponsor, any Affiliated Manager and Guarantor.;

“Business Day” shall mean a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

“Cash Flow Adjustments” shall mean the following adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof: (A) for (i) items of a non- recurring nature, (ii) a credit loss/vacancy allowance equal to the greater of actual vacancy and three percent (3%) and (iii) known imminent liabilities and/or other expense increases (including, without limitation, imminent increases to Taxes and Insurance Premiums); and (B) to exclude rental income attributable to any (1) non-residential Tenant (a) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction (b) not paying rent under its Lease (unless: (x) such non-payment of rent is solely the result of a market free rent period or similar market rent concession and (y) in connection with the foregoing free rent period or similar rent concession, Borrower has deposited cash into a Reserve Account with Lender an amount equal to the total unabated rent that would otherwise be due and payable during all remaining unexpired free rent (or similar rent concession) periods if no such free rent period and/or rent concession were in place) or otherwise in monetary default under its Lease beyond any applicable notice and cure periods, (c) that has expressed its intention in writing to not renew, terminate, cancel and/or reject its applicable Lease, and/or (d) under a Lease which expires within ninety (90) days or less of the applicable date of calculation hereunder, unless and until each of the following requirements is satisfied: (i) all, or substantially all, of the space demised thereunder has been re-let pursuant to a Lease entered into in accordance with the terms of this Agreement, (b) such replacements Lease shall take effect and shall require the commencement of the payment of full unabated rent for the remainder of the term thereunder (other than any market free rent period for which Borrower has deposited into a reserve with Lender (to be disbursed by Lender, in its reasonable discretion) an amount equal to the unabated rent that would otherwise be due and payable with respect to such Lease during each unexpired free rent period if no rent concession were in place) concurrently with such expiration, (c) to the extent such replacement Lease(s) requires the landlord to perform or pay for any work and/or leasing commissions, Borrower shall deposit said amount into a reserve with Lender (to be disbursed by Lender, in its reasonable discretion) and (d) it being acknowledged that to the extent such replacement Lease shall provide for rental income that is less than the rental income set forth in the Lease that is being replaced, a commensurate downward adjustment to the base rental payments due with respect to the Lease being replaced in calculating Underwritable Cash Flow shall be required, (2) any residential Tenant for any portion of rent not paid by or on behalf of such residential Tenant as required by its Lease, which unpaid portion is in arrears for more than ninety (90) days and/or (3) unless the applicable Tenant is a residential Tenant and said Tenant’s interest is demised pursuant to an Acceptable Month-to-Month Lease, Tenant whose tenancy at the Property is month-to-month.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Cash Management Violation” shall mean any violation of or failure to comply with, in each case, the Cash Management Provisions (including, without limitation, the Cash Management Provisions related to the timing of required deposits into the Restricted Account).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Clipper REIT” shall mean Clipper Realty Inc., a Maryland corporation.

“Clipper LP” shall mean Clipper Realty L.P., a Delaware limited partnership.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith with respect to, such Independent Director’s duties under this Agreement, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability, incapacity, unavailability or other cause or (iv) that such Independent Director no longer meets the definition of Independent Director.

“Closing Date” shall mean the date of the funding of the Loan.

“Co-Lender Agreement” shall mean that certain co-lender or similar agreement related to the Loan between Citi and MSBNA as such agreement may be amended, modified, replaced, restated and/or otherwise changed from time to time, and which agreement (as the same may be modified, replaced, restated and/or otherwise changed from time to time) may be on such terms as Citi and MSBNA may agree in their sole discretion.

“Completion Notice” shall mean that certain documents titled “*Completion Notice - Certificate of Floor Area Compensation Transfer - Inclusionary Designated Areas*”, which provides for 35,684.09 square feet of AHFA, as generated by the Property’s participation in the IH Program.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“DBRS Morningstar” shall mean DBRS, Inc. and its successor-in-interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder (including, as and to the extent applicable, interest accruing at the Default Rate).

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a quarterly basis of (i) the Underwritable Cash Flow to (ii) the aggregate amount of Debt Service which would be due for the twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Lender (A) based upon the actual amount of Debt Service which would be due for such period and (B) assuming that the Loan had been in place for the entirety of said period.

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which: (i) the numerator is the Underwritable Cash Flow; and (ii) the denominator is the then outstanding principal balance of the Loan.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Intentionally Omitted, (iii) in accordance with Article 14 hereof, Borrower shall have sent Lender and all other notice parties required pursuant to Article 14 hereof (including, without limitation, the master Servicer of the Loan) a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the "Approval Information") and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iv) Lender shall have failed to respond to the Initial Notice within the aforesaid time-frame; (v) in accordance with Article 14 hereof, Borrower shall have sent Lender and all other notice parties required pursuant to Article 14 hereof (including, without limitation, the master Servicer of the Loan) a second written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (vi) Lender shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, (A) Lender requesting (an “Information Request”) additional and/or clarified information, in lieu of approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing and any such Information Request shall “toll” the periods set forth above until Lender receives a satisfactory response to the applicable inquiry (an “Acceptable Response”) and (B) upon receipt of any Acceptable Response, Lender shall have the greater of: (x) five (5) Business Days and (y) the period remaining pursuant to the mechanisms set forth above (the “Applicable Remaining Period”), to respond to the applicable inquiry (for the avoidance of doubt, any additional Information Request shall once again “toll” the deemed approval mechanisms until an Acceptable Response is provided and Lender shall have the Applicable Remaining Period following the receipt of any Acceptable Response to respond to the applicable inquiry before the Deemed Approval Requirements are satisfied).

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.

“Default Yield Maintenance Premium” shall mean an amount equal to the greater of (i) 5% of the amount of Debt prepaid or (ii) the Yield Maintenance Premium.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.

“DHCR” shall mean the New York State Division of Housing and Community Renewal.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“Division” shall have the meaning set forth in Section 5.1 hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state- chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) in the case of accounts in which funds are held for thirty (30) days or less, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” (or its equivalent) from each of the Rating Agencies and (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies or (b) such other depository institution otherwise approved by the Rating Agencies from time-to- time. Notwithstanding the foregoing, The Huntington National Bank shall be deemed an Eligible Institution, provided, that, there is no downgrade, withdrawal or qualification to its ratings as of the Closing Date or any material adverse change to its financial condition, operations or ability to conduct its business in the ordinary course subsequent to the Closing Date. Additionally, if The Huntington National Bank fails to comply with the terms and provision of the Restricted Account Agreement to which it is a party, The Huntington National Bank shall no longer be deemed to be an Eligible Institution.

“Emergency Law” shall mean any Legal Requirement related to, in connection with, or in response to any epidemic, pandemic and/or widespread medical emergency, including without limitation the COVID-19 pandemic.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s or partners’ equity of $250,000,000.00, and (ii) is regularly engaged in the business of operating commercial real estate properties.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Erroneous Payment” shall have the meaning set forth in Section 17.19 hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Family Group” shall mean, as to any natural Person, the spouse, parents, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of any of the foregoing Persons.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Citibank, N.A. on the applicable day, as determined by Lender.

“FIRRMA” shall mean, collectively, (i) the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, the Foreign Investment Risk Review Modernization Act and any of the foregoing implemented by and/or otherwise relating to the Committee on Foreign Investment in the United States) and (ii) as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“FIRRMA Documents” shall mean any notice, correspondence, document, agreement, declaration, or other communication relating to or arising in connection with FIRRMA; provided, however, that if the communication is oral, “FIRRMA Document” shall mean a written summary thereof prepared by Borrower.

“FIRRMA Prohibited Filing Event” shall mean an event which shall be deemed to have occurred if (i) any mandatory filing or declaration relating to FIRRMA is required and/or (ii) any Governmental Authority requires (or recommends to the President of the United States) forfeiture, divestiture or abandonment of all or any portion of the Property and/or imposes any material mitigation measures on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“FIRRMA Prohibited Transfer” shall mean any Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) or any Sale or Pledge of an interest in any Restricted Party, in each case, which (i) triggers a mandatory filing or declaration requirement with respect to FIRRMA, (ii) makes advisable a voluntary filing or declaration with respect to FIRRMA or (iii) increases the likelihood of (A) forfeiture, divestiture or abandonment of all or any portion of the Property relating to FIRRMA or (B) any mitigation measures being imposed by any Governmental Authority on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“First Monthly Payment Date” shall mean November 6, 2025.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Securities” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Rents” shall mean an amount equal to: (a) with respect to the non-residential leasable portions of the Property, (i) during the first year of the term of the Loan, the trailing three (3) months, annualized, of rental income and (ii) for the remainder of the term of the Loan, the trailing twelve (12) months of rental income, in each case, actually paid by non-residential Tenants paying rent, open for business and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect and (b) with respect to the residential leasable portions of the Property, annual rental income reflected in a current rent roll for all residential Tenants pursuant to Leases which are in full force and effect.

“Guarantor” shall mean, individually and/or collectively (as the context may require), (i) Clipper REIT and (ii) any successor to and/or replacement of any of the foregoing Persons, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guarantor Control Condition” shall mean a condition which shall be deemed satisfied to the extent that each Person that Controls (directly or indirectly) Borrower and, if applicable, each SPE Component Entity is, in each case, itself a current Guarantor (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents) or Controlled (directly or indirectly) by one or more current Guarantors (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents).

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof.

“Gunki Holdings” shall mean Gunki Holdings LLC, a Delaware limited liability company.

“High Rent Deregulated” shall mean any residential dwelling unit in the Property that has become permanently exempt from/been removed from the jurisdiction of the Rent Regulations by reason of its legal regulated rent exceeding the applicable High Rent Threshold on initial occupancy or upon a subsequent vacancy.

“High Rent Threshold” shall mean the applicable high-rent vacancy deregulation threshold amount. The High Rent Threshold for high-rent vacancy deregulation and high- income high-rent deregulation was raised from $2,500.00 to $2,700.00 by Chapter 20 of the Laws of 2015 and is increased on each January 1st by the one-year renewal lease guideline percentage issued the prior year by the RGB. Between January 1, 2023 and December 31, 2024, the High Rent Threshold was $2,951.54. Between January 1, 2024 and December 31, 2025, the High Rent Threshold is $3,040.09. Between January 1, 2025 and December 31, 2026, the High Rent Threshold will remain at $3,123.69.

“Hotel” shall have the meaning set forth under the Section 421-a Program.

“HPD” shall mean the City of New York, a municipal corporation acting by and through its Department of Housing Preservation and Development.

“HPD SNDA” shall mean that certain Subordination and Non-Disturbance Agreement, dated on or about the date hereof, by and between Lender and HPD, and to be recorded in the Office of the City Register of the City of New York simultaneously with the closing of the Loan

“IH Administering Agent” shall mean Reside Affordable Inc., a New York not-for- profit corporation.

“IH Documents” shall mean, collectively, the IH Regulatory Agreement, the HPD SNDA and the Completion Notice.

“IH Program” shall mean the inclusionary housing program of the City of New York pursuant to Sections 23-154 and 23-90, et seq. of the Zoning Resolution (and any other applicable sections of the Zoning Resolution referenced thereby or related thereto) and Chapter 51 of Title 28 of the Rules of the City of New York.

“IH Regulatory Agreement” shall mean that certain Mandatory Inclusionary Housing Restrictive Declaration, dated of August 10, 2021, made by Borrower, and recorded as of August 16, 2021 in the Office of the City Register of the City of New York as CRFN: 202100032144.

“IH Units” shall mean the fifty-two (52) dwelling units at the Property that are permanent affordable housing units under the IH Program.

“Immaterial Prohibited Transfer” shall mean any Sale or Pledge which occurs in full compliance with Section 6.3 hereof other than as a result of a failure of Borrower to provide the notice or organizational chart required thereunder if such non-compliance is (A) not intentional on the part of or consented to by any Borrower Party, (B) not reasonably likely to result in (and does not actually result in) a Material Adverse Effect and (C) corrected by any Borrower Party within ten (10) Business Days after Borrower’s knowledge of the same.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, Division, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring 30 days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and ending on (and including) the fifth (5th) day of the next succeeding calendar month.

“Interest Bearing Accounts” shall mean the following Reserve Accounts: the Rent Holdback Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Account and the Operating Expense Account.

“Interest Rate” shall mean a rate per annum equal to 5.73%.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall have the meaning set forth in the Security Instrument. “Lease” shall have the meaning set forth in the Security Instrument.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, Local Law 97 and the New York Lien Law, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, including, without limitation, the Rent Regulations, the Regulatory Documents and the Regulatory Programs.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Lender Parties” shall have the meaning set forth in Section 17.16 hereof.

“Levinson Family Entity” shall mean shall mean an entity which is (i) wholly owned by one or more members of the Levinson Family Group and (ii) which is Controlled by Sam Levinson.

“Levinson Family Group” shall mean Sam Levinson and/or his spouse, siblings or lineal descendants and/or a family trust for the benefit of the foregoing Persons.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases and Rents, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Restricted Account Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Local Law 97” shall mean Local Law No. 97 (2019) of the City of New York, as amended, and as it may be further amended from time to time, any successor statutes thereto, and any applicable regulations issued pursuant thereto by the Department of Buildings of the City of New York.

“Losses” shall mean any and all actual losses, damages (excluding consequential, except, to the extent actually paid or payable to third parties by any party seeking indemnification for Losses), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, fines, penalties, charges, amounts paid in settlement, litigation costs and reasonable attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Major Lease” shall mean, as to the Property, (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, either (A) provides for a use by the Tenant thereunder other than exclusively for multi-family residential purposes, or (B) covers more than ten (10) residential units, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Property, (iii) any Lease with any Affiliate of any Borrower Party and/or (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) and/or (iii) above.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean Clipper LP or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Marketing Monitor” shall have the meaning set forth under the Section 421-a Program.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Security Instrument or the other Loan Documents or (v) Lender or Lender’s rights under the Loan (including, without limitation, compliance with applicable REMIC Requirements).

“Material Alteration Adverse Effect” shall mean an alteration which (i) would likely result in a default by Borrower pursuant to any Major Lease, (ii) would likely result in criminal liability of Borrower and/or Guarantor, (iii) would likely result in a material adverse impact on the value of the Property (i.e. a decrease in excess of five percent (5%)), (iv) could result in a material adverse impact on the cash flow at the Property (i.e. a decrease in excess of ten percent (10%)), and/or (v) would likely cause a violation of any REMIC Requirements.

“Maturity Date” shall mean the Stated Maturity Date or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monitoring Contract” shall have the meaning set forth under the Section 421-a Program.

“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the sixth (6th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Backenroth Frankel & Krinsky LLP in connection with the closing of the Loan.

“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note of even date herewith in the principal amount of $84,500,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Open Prepayment Date” shall mean April 6, 2030.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) three percent (3%) of the sum of (A) Operating Income for the trailing twelve (12) month period plus (B) Gross Rents or (y) actual management fees payable under the Management Agreement), operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized capital expenditures equal to $43,750.00 per annum; and (c) normalized tenant improvement and leasing commission expenditures equal to $0.00 per annum.

“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Property from whatever source, including, but not limited to common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, percentage rent and other miscellaneous income, but excluding rental income (other than percentage rent), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income, insurance proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited Security Deposits, utility and other similar deposits, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds. Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, “Gross Rents” and “Operating Income” shall be calculated hereunder without duplication of one another or of any individual item contained within the definitions thereof.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Payment Recipient” shall have the meaning set forth in Section 17.19 hereof.

“Payor Party” shall have the meaning set forth in Section 17.19 hereof.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of the Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) existing Leases and new Leases entered into in accordance with this Agreement, (e) any Permitted Equipment Leases, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

“Person” shall mean any individual, corporation (including a business trust), partnership, joint venture, joint stock company, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prior Loan” shall mean those certain mortgage loans in the aggregate principal amount of $80,000,000.00 made by Valley National Bank to Borrower.

“Prohibited Entity” shall mean any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or the Property through a tenancy-in- common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” shall have the meaning set forth in the Security Instrument.

“Property Document” shall mean, individually or collectively (as the context may require), (a) the items set forth on Schedule II hereof and (b) any similar document and/or instrument relating to Borrower and/or the Property entered into after the date hereof (as (a) and/or (b) may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time).

“Property Document Event” shall mean any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document and/or other related matters (including, without limitation, Sections 3.34 and Section 4.22 hereof).

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Property, and/or such Borrower Party.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the Property which is approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of a Rating Agency Confirmation with respect to such management agreement).

“Qualified Manager” shall mean a Person approved by Lender in writing (which such approval may be conditioned upon Lender's receipt of a Rating Agency Confirmation with respect to such Person).

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally- recognized statistical rating agency designated by Lender (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Damages” shall mean, individually and/or collectively, as the context may require, any (i) Taxes and/or Other Charges assessed against the Property that had otherwise been exempted pursuant to any Regulatory Program and subsequently coming due and payable to any Governmental Authority having jurisdiction over the Property and administering such exemption of Taxes under any Regulatory Program (including, without limitation, any Taxes, Other Charges, fines, penalties, and interest for prior years imposed and collected retroactively), to the extent caused by any non-compliance by Borrower or Manager with any Regulatory Documents and/or any Regulatory Program and (ii) any and all Losses incurred by Borrower and/or Lender in connection with non-compliance by Borrower, Manager or any Affiliate thereof with any Regulatory Documents and/or any Regulatory Program, including, without limitation, as the result of any private right of action in favor of any Tenant in connection therewith, whether at law or in equity.

“Regulatory Documents” shall mean, collectively, the IH Documents and the Section 421-a Documents.

“Regulatory Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Regulatory Documents and/or other related matters (including, without limitation, Sections

3.36 and Section 4.23 hereof).

“Regulatory Programs” shall mean, collectively, the Section 421-a Program, the IH Program and the rent registration requirements at DHCR.

“REIT Board” shall mean the governing body of the Clipper REIT.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release Date” shall mean the earlier to occur of (i) the fourth anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Regulations” shall mean, collectively, (i) the Rent Stabilization Law of 1969 (Administrative Code of the City of New York §26-501), (ii) the New York City Rent Stabilization Code (9 NYCRR 2520.1 et. seq.); (iii) the New York City Rent and Rehabilitation Law (Administrative Code of the City of New York Sections §26-401 et. seq.); (iv) the Emergency Tenant Protection Act of 1974 (McKinney’s Unconsolidated §8621 et. seq.); (v) New York City Local Law of 1994 (Local Law 1994, No. 4); (vi) the 1993 Rent Regulation Reform Act (L. 1993, ch. 253); the Rent Regulation Reform Act of 1997 (L. 1997, ch. 116); (vii) New York City Rent and Eviction Regulations (9 NYCRR 2200 et. seq.); (viii) New York Consolidated Laws, Penal Law §241.00 and §241.05, Administrative Code of the City of New York §27-2115 and Housing Maintenance Code§ 27-2004; (ix) the Section 421-a Program; (x) intentionally omitted; (xi) intentionally omitted; and (xii) the Housing Stability and Tenant Protection Act of 2019, all as the same may have been or hereafter may be amended from time to time, together with any other applicable laws, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of any Governmental Authority having jurisdiction over the issue or matter in question (including, without limitation, DHCR and the RGB) and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof which, in the case of each of the foregoing, relate to the rental of apartment units.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Holdback Reserve Account” shall have the meaning set forth in Section 8.1 hereof.

“Rent Holdback Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Reserve Account” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Replacements” for any period shall mean replacements and/or alterations to the Property; provided, that, the same are (i) required to be capitalized according to the Approved Accounting Method and (ii) reasonably approved by Lender.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Rent Holdback Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Account, the Operating Expense Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the Rent Holdback Reserve Funds, the Replacement Reserve Funds, the Excess Cash Flow Funds, the Operating Expense Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Restricted Account Agreement” shall mean that certain Deposit Account Control Agreement (Springing Lockbox) by and among Borrower, Lender and The Huntington National Bank, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Account Notice” shall mean a notice from Lender to the Eligible Institution maintaining the Restricted Account in accordance with the terms of the Restricted Account Agreement whereby Lender instructs said Eligible Institution to transfer all funds on deposit in the Restricted Account on each Business Day to the Cash Management Account.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“RGB” shall mean the New York City Rent Guidelines Board.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Sanctions Authority” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Jurisdiction” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Person” shall have the meaning set forth in Section 3.30 hereof.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal hereunder for all Monthly Payment Dates occurring after the Total Defeasance Date and up to and including the Open Prepayment Date (assuming the Note is prepaid in full as of such Open Prepayment Date and including the outstanding principal balance and accrued interest on the Loan as of such Open Prepayment Date), and all payments required after the Total Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Section 421-a Documents” shall mean, collectively, the Section 421-a Restrictive Declaration, the Tax Certificate, and all other agreements, certificates or other documents governing the eligibility, application or enforceability of Section 421-a and/or the Section 421-a Program.

“Section 421-a Ineligible Percentage” shall mean the percentage by which the floor area of a project’s commercial, community facility, and accessory use space exceeds twelve percent (12%) of the project’s aggregate floor area, as determined in accordance with the Section 421-a, and by which such percentage the exemption granted under Section 421-a will be reduced in each year of such benefits.

“Section 421-a Program” shall mean collectively, Section 421-a (16) of the New York State Real Property Tax Law, Chapter 51 of Title 28 of the Rules of the City of New York, and local law pursuant to the New York City Administrative Code (each as may be amended or enacted from time to time).

“Section 421-a Restrictive Declaration” shall mean that certain Restrictive Declaration, dated as of August 14, 2023, made by Borrower, and recorded in the Office of the City Register of the City of New York on August 15, 2023 as CRFN: 2023000207796.

“Section 421-a Tax Benefits” shall mean a partial exemption from taxation of construction period and post-construction increases in the assessed value of real property from New York real estate taxes available under the Section 421-a Program.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Agreement” shall mean a pledge and security agreement in form and substance satisfying the Prudent Lender Standard pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral.

“Security Deposits” shall mean any advance deposits or any other deposits collected by or on behalf of Borrower with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” shall mean that certain Mortgage and Agreement of Consolidation and Modification of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“Special Member” is defined in Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Sponsor” shall mean David Bistricer, Sam Levinson and/or any Sponsor Family Entity.

“Sponsor Family Entity” shall mean any applicable Bistricer Family Entity and any applicable Levinson Family Entity.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“State” shall mean the state in which the Property or any part thereof is located.

“Stated Maturity Date” shall mean October 6, 2030.

“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Survey” shall mean that certain survey of the Property certified and delivered to Lender in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Tax Certificate” shall mean any and all certificates or other written confirmations or memorializations of or evidencing the eligibility for or grant, entitlement, existence or continuation of Section 421-a Tax Benefits with respect to the Property, including the “421-a (16) Affordable New York Housing Tax Exemption Program Certificate of Eligibility”.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Total Defeasance Collateral” shall mean Government Securities, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, hereunder after the Total Defeasance Date and up to and including the Open Prepayment Date (assuming the Note is required to be prepaid in full as of such Open Prepayment Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Trigger Period” shall mean a period (A) commencing upon the earliest of (i) the occurrence and continuance of an Event of Default and (ii) the Debt Service Coverage Ratio being less than 1.15 to 1.00; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default and (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.15 to 1.00 for two (2) consecutive calendar quarters. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a quarterly basis equal to the sum of Gross Rents plus the trailing twelve (12) months Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Cash Flow Adjustments. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be calculated by Lender in good faith based upon the terms of this Agreement and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Violations” shall have the meaning set forth in Section 3.12 hereof.

“Violations Chart” shall have the meaning set forth in Section 3.12 hereof.

“Violations Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents related to, in each case, the Violations.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Stated Maturity Date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Stated Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

Section 1.2.     Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1.     Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2.     The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3.     Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4.     The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.     Interest Rate.

(a)    Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)    Intentionally Omitted.

(c)    In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the applicable Default occurred without regard to any grace or cure periods contained herein, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)    Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)    This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

(f)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the following Persons, Borrower, each Borrower Party and Lender acknowledge that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (ii) the effects of any Bail-in Action on any such liability, including, if applicable (A) a reduction in full or in part or cancellation of any such liability; (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and/or (C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 2.6.     Loan Payments.

(a)    Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (but excluding) the sixth (6th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is after the first day of such month, but prior to the sixth (6th) day of such month) or (ii) if the Closing Date is after the sixth (6th) day of the then current calendar month, the month following the month in which the Closing Date occurs; provided, however, if the Closing Date is the sixth (6th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal.

(b)    Intentionally Omitted.

(c)    Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)    If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due (or, once in any three hundred sixty-six (366) day period, within three (3) days of the date on which it is due), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)

(i)   Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)  Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.     Prepayments.

(a)    Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On or after the Open Prepayment Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option and not less than thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its reasonable discretion), prepay the Debt in whole (but not in part) on any date without payment of any prepayment premium or penalty (including, without limitation, any Default Yield Maintenance Premium). Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”) and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(b)    On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall. Borrower shall make the REMIC Payment as and to the extent required hereunder. No prepayment premium or penalty (including, without limitation, any Default Yield Maintenance Premium) shall be due in connection with any prepayment made pursuant to this Section 2.7(b) (including, without limitation, in connection with any REMIC Payment). Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(c)    After the occurrence and during the continuance of an Event of Default and notwithstanding any acceleration of the Debt in accordance with the applicable terms and conditions hereof, the Default Yield Maintenance Premium shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (i) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure or any other Person, (ii) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise) or (iii) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion and (ii) the word “prepayment” when used herein and in the other Loan Documents shall also be deemed to mean repayment and payment.

Section 2.8.     Defeasance.

(a)    Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the Maturity Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)    Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its reasonable discretion) but not more than ninety (90) days notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(ii)    Unless otherwise agreed to in writing by Lender, Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date (provided, that, if such Total Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (B) all other sums, if any, due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement, the Defeasance Collateral Account Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note or the Total Defeasance Event;

(iii)    Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;

(iv)    Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)    Borrower shall deliver to Lender (i) an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (B) the Total Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (C) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; (ii) a REMIC Opinion with respect to the Total Defeasance Event; and (iii) a New Non-Consolidation Opinion with respect to Successor Borrower;

(vi)    Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii)    Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(viii)    Borrower shall deliver a certificate of a nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments; and

(ix)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.

(b)    If Borrower has elected to defease the entire Loan and the requirements of this Section 2.8 have been satisfied, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Loan. In connection with the release of the lien, Borrower shall submit to Lender, not less than fifteen (15) Business Days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its reasonable discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.

(c)    Intentionally Omitted.

(d)    On or before the date on which Borrower delivers the Total Defeasance Collateral, Borrower shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be (i) paid to Borrower or Successor Borrower (as applicable) and/or (ii) to the extent permitted by applicable REMIC Requirements, retained in the Defeasance Collateral Account. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral in accordance with this Agreement (such agreement, the “Defeasance Collateral Account Agreement”). Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(e)    In connection with a Total Defeasance Event under this Section 2.8, a successor entity (the “Successor Borrower”) shall be established, which such Successor Borrower shall be (i) a Single Purpose Entity and (ii) established and/or designated by Borrower. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, Security Agreement and Defeasance Collateral Account Agreement, together with the Total Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note, the Defeasance Collateral Account Agreement and the Security Agreement in a manner acceptable to Lender and the Rating Agencies and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay all costs and expenses incurred by Lender and Successor Borrower, including attorney’s fees and expenses, incurred in connection with the foregoing (including, without limitation, Lender’s costs of establishing and/or designating Successor Borrower, if any).

(f)    Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.8 (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1.     Legal Status and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.     Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument and the Assignment of Leases and Rents in the appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby) (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.

Section 3.3.     Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property other than those that are fully covered by insurance or have been expressly disclosed in writing to Lender in connection with the closing of the Loan and, in all cases, would not otherwise have a Material Adverse Effect.

Section 3.4.     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.     Financial Condition.

(a)  Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated

(b)  In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)  No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)  With respect to any loan or financing in which any Borrower Party or any Affiliate thereof has been directly or indirectly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, including, without limitation and to the extent applicable, the loan which is being refinanced by the Loan, none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

Section 3.6.     Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.     No Plan Assets; FIRRMA.

(a)    As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(b)    Each of Borrower, the Constituent Owners of Borrower, the Property and acquisition thereof have complied with and are in compliance with FIRRMA. Borrower has provided to Lender with copies of any and all FIRRMA Documents it has received. No non-U.S. government (including any state owned enterprises or sovereign wealth funds) owns any equity interests (direct or indirect) in Borrower. Borrower has not made any voluntary filings relating to FIRRMA and Borrower is not required to make any mandatory filings relating to FIRRMA.

Section 3.8.     Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9.     Intentionally Omitted.

Section 3.10.   Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.   Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is 4611 12th Avenue, Apartment 1L, Brooklyn, New York 11219. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is Delaware. Borrower’s federal tax identification number is 84- 3512818. Borrower is not subject to back-up withholding taxes.

Section 3.12.     Status of Property.

(a)    Borrower has obtained all Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification. Attached hereto as Schedule IV is a chart (the “Violations Chart”) setting forth a true, correct and complete description of the estimated timing, estimated costs and work at the Property, in each case, required to cure the building code violations at the Property (collectively, the “Violations”) and remove the same of record. Without limitation of the foregoing, Borrower hereby represents that the Violations Chart is true, complete and correct and Borrower hereby remakes the facts, statements and conclusions made therein for the benefit of Lender.

(b)    The Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements. The Violations do not constitute material violations of any applicable Legal Requirement and do not implicate any “life or safety” matters at the Property. After due inquiry, Borrower anticipates no difficulty or challenges for Borrower and/or the Property (i.e., significant expenditures, alterations, etc.) in complying with Legal Requirements (including, without limitation, Local Law 97).

(c)    The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(d)    All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(e)    The Property is served by public water and sewer systems.

(f)    The Property is free from damage caused by fire or other casualty. Except as otherwise specifically noted in the property condition report provided to Lender in connection with the origination of the Loan, to the best of Borrower’s knowledge (after due inquiry), the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)    All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)    Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)    All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and, to the best of Borrower’s knowledge with due inquiry, in compliance with all Legal Requirements.

(j)    Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)    Except as expressly disclosed on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)    To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(m)    Intentionally Omitted.

(n)    Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full or will not be paid for in full in Borrower’s ordinary course of business. There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(o)    Borrower has no direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager. There are no: (i) collective bargaining agreements and/or other labor agreements to which Borrower or the Property, or any portion thereof, is a party or by which either is or may be bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans and/or contracts to which Borrower or the Property, or any portion thereof is a party, or by which either is or may be bound; or (iii) plans and/or agreements under which “fringe benefits” (including, but not limited to, vacation plans or programs, and related or similar dental or medical plans or programs, and related or similar benefits) are afforded to employees of Borrower or the Property, or any portion thereof. Borrower has not violated any applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities.

Section 3.13.     Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long- term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements.

Section 3.14.     Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.15.     Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 3.16.     Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.     Use of Property. The Property is used exclusively as a multi- family rental building, together with an underground parking garage facility, and other appurtenant and related uses.

Section 3.18.     Leases and Rent Roll. Except as disclosed in the rent roll for the Property delivered to, certified to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”), (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified occupancy statement delivered to and approved by Lender; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (i) the premises demised under the Leases have been completed, all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases have been completed and paid for in full, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full; (j) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) Intentionally Omitted; (n) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (o) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Borrower; (q) no brokerage commissions or finders fees are due and payable regarding any Lease; (r) each Tenant is in actual, physical occupancy of the premises demised under its Lease; (s) with respect to any non-residential Tenants, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) with respect to any non-residential Tenants, no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative Rent to Borrower under any of the terms of such Lease, such as a co-tenancy provision. Prior to the Closing Date, Borrower has requested Tenant estoppel certificates from each non-residential Tenant.

Section 3.19.     Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.     Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.

Section 3.21.     Illegal Activity/Forfeiture.

(a)    No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)    There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.     Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.     Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24.     Third Party Representations. Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25.     Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

Section 3.26.     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents. None of Borrower, Guarantor, Sponsor, and/or any Constituent Owner of the foregoing is affiliated with or is an insider with respect to Lender (or its affiliates) in any manner that implicates either Regulation W or Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Neither the Loan nor any transaction contemplated herein and/or in the other Loan Documents is in violation of Regulation W and/or Regulation O.

Section 3.27.     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.     Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.     Intentionally Omitted.

Section 3.30.     Anti-Money Laundering and Economic Sanctions. Borrower hereby represents, warrants and covenants that each Borrower Party, each and every Person Affiliated with any Borrower Party and their directors, officers, employees or agents and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) be (or have been) a Sanctioned Person or organized, located or resident in a Sanctioned Jurisdiction; (ii) fail to operate (or have operated) under policies, procedures and practices (including, without limitation, recordkeeping and reporting), if any, that are in compliance with (and ensure compliance with) the Patriot Act, AC Laws, AML Laws and Sanctions; (iii) directly or indirectly use (or have used) any part if the proceeds of the Loan (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions), (iv) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and/or AML Laws and/or predicate crimes to AC Laws, the Patriot Act, AML Laws and Sanctions. Borrower hereby represents and covenants that none of the execution, delivery or performance of the Loan Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Loan Documents or their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section. As used herein, (A) “AC Laws” shall mean collectively (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (B) “AML Laws” shall mean collectively (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (C) “OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State; (D) “Patriot Act” shall mean collectively (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (E) “Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority; (F)“Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority; (G) “Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanction; and (H) “Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or 50% or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition).

Section 3.31.     Organizational Chart. The organizational chart attached as S chedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32.     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.     Intentionally Omitted.

Section 3.34.     Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by Borrower or, to Borrower’s knowledge, any other party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document and (e) to the best of Borrower’s knowledge, the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.35.     No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.36.     IH Program and Section 421-a Program. With respect to the Regulatory Documents and the Regulatory Programs, Borrower hereby represents that:

(a)    Borrower has delivered to Lender true, correct and complete copies in all material respects of the Regulatory Documents and such Regulatory Documents are in full force and effect and have not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or in the Title Insurance Policy);

(b)    to Borrower’s knowledge, there are no defaults beyond applicable grace and/or cure periods under the Section 421-a Documents or the IH Documents by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under the Section 421-a Documents or the IH Documents;

(c)    no party to the Section 421-a Documents or the IH Documents has commenced any action or given or received any notice for the purpose of terminating any Property Document and/or Regulatory Document;

(d)    the representations made in any estoppel, application, or similar document delivered with respect to the Section 421-a Documents or the IH Documents in connection with the Loan are true, complete and correct in all material respects and are hereby incorporated by reference as if fully set forth herein;

(e)    Borrower has completed construction of the Improvements on the Property (including the Affordable Housing Units), has satisfactorily completed all of the requirements of the applicable Regulatory Documents, and the Completion Notice and Tax Certificate have been issued for each of the Property pursuant to the Regulatory Documents, copies of which are attached hereto as Exhibit B-1 and Exhibit B-2, respectively;

(f)    to Borrower’s knowledge, the Affordable Housing Units are in compliance with all applicable requirements of the Regulatory Documents and the Regulatory Programs, and therefore the Property qualifies for the benefits granted thereunder;

(g)    (i) the Property has generated 35,684.09 square feet of AHFA pursuant to the IH Regulatory Agreement, all of which is utilized for the benefit of the zoning lot on which the Property is located, and (B) the Borrower received and HPD has provided to New York City Department of Finance, the Tax Certificate (in connection with HPD Docket Number TEO13968), which entitles the Property to Section 421-a Tax Benefits pursuant to the thirty-five (35) year post-completion benefit schedule in accordance therewith, and which exemption applies to increases in assessed value above the Property’s base assessed value as of the 2020/2021 NYC fiscal tax year; and (ii) a Completion Notice for floor area compensation in the aggregate amount of 35,684.09 square feet of AHFA have been filed with the New York City Department of Buildings, which fully vests the benefits granted thereby, and the entitlement to the AHFA generated thereunder, in the Property;

(h)    the Property has not incurred any Regulatory Damages, and to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would subject Borrower and/or any portion of the Property to Regulatory Damages;

(i)    the Property contains one hundred seventy-five (175) residential units and there is no Section 421-a Ineligible Percentage;

(j)    the Property contains one hundred twenty-two (122) market units that have been High Rent Deregulated in accordance with the Section 421-a Program and the Rent Regulations, and Borrower further represents that it has properly given notice to Tenants of such deregulated status and filed rent registration statements with the DHCR confirming such permanently deregulated status;

(k)    Borrower has made available to HPD an initial schedule of Rents including each residential unit at the Property and has submitted all required registrations and any other documentation required by DHCR in accordance with the requirements of the Rent Regulations and the Regulatory Programs;

(l)    with respect to the all residential units at the Property: (i) Borrower has provided Lender with copies of all applicable rent schedules, Rent Rolls, and the Rents shown on such rent schedules and Rent Rolls are not in excess of the legal maximum collectible rents under the Rent Regulations or the Regulatory Programs, (ii) there are no proceedings at DHCR or in any court pending or previously pending at any time, in which any occupant of a unit subject to Rent Regulations, or a High Rent Deregulated Unit alleged to be subject to Rent Regulations, has alleged an overcharge of rent or diminution of services or any other Rent Regulation grievance, and (iii) there are no outstanding DHCR or court orders relating to the Rent Regulations, the Regulatory Programs and/or the Regulation Documents that have not been complied with by Borrower;

(m)    Borrower has obtained consent from HPD to record the Security Instrument against the Property; and

(n)    in the event that Lender, its nominee or designee acquires title to the Property pursuant to a foreclosure or the acceptance of a deed-in-lieu of foreclosure, the Section 421-a Tax Benefits will not be impaired.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1.     Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

Section 4.2.     Legal Requirements.

(a)    Borrower shall promptly comply and shall cause the Property to comply with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect).

(b)    Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c)    Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to any material violation of any Legal Requirements which could cause a Material Adverse Effect and of the commencement of any material proceedings or investigations which relate to compliance with Legal Requirements.

(d)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender (if Lender, in its reasonable discretion, is (I) able to quantify the liability exposure of such consent, then the amount of requested security shall not to exceed 115% of such liability exposure or (II) unable to quantify the liability exposure of such consent, then the amount of requested security shall be in Lender’s reasonable discretion plus, in each case, a reasonable estimate of any applicable interest or penalty arising from such contest), to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith (unless Borrower has paid in full all such amounts due in connection with such Legal Requirement under protest). Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3.     Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender (subject to applicable REMIC Requirements) or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate the Property for the same uses as the Property is currently operated and Borrower shall not, without the prior written consent of Lender, (i) change the use of the Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4.     Waste. Borrower shall not commit or suffer any intentional, physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.     Taxes and Other Charges.

(a)    Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)    After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender (not to exceed 115% of the amount of the contested Taxes or Other Charges plus a reasonable estimate of any applicable interest or penalty arising from such contest), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all such Taxes or Other Charge under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6.     Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7.     Access to Property. Borrower shall, subject to the rights of Tenants, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.     Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9.     Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10.     Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11.     Federal Reserve Regulations. Borrower shall, from time to time, provide Lender with such information relating to Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof (other than public shareholders of Clipper REIT) as Lender shall deem necessary (in Lender’s sole and absolute discretion) in determining Lender’s ongoing compliance with Regulation W and Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Notwithstanding anything to the contrary contained herein, none of Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof (other than public shareholders of Clipper REIT) shall take any action that will cause Lender and/or the Loan to violate Regulation W and/or Regulation O.

Section 4.12.     Books and Records.

(a)    Borrower shall furnish to Lender:

(i)    quarterly (and prior to a Securitization (if requested by Lender), monthly) certified rent rolls within ten (10) Business Days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(ii)   quarterly (and prior to a Securitization (if requested by Lender), monthly) operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) Business Days after the end of each calendar month or thirty Business Days (30) days after the end of each calendar quarter, as applicable;

(iii)  within eighty five (85) days after the close of each fiscal year of Borrower, (A) with respect to Borrower, an annual balance sheet, and statement of cash flow (each of which shall not include any Person other than Borrower) and (B) an annual operating statement of the Property (detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information);

(iv)    by no later than December 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Lender for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period, not take effect until approved by Lender (after such approval has been given in writing, such approved budget shall be referred to herein as the “Approved Annual Budget”). Until such time that Lender approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Lender’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses; and

(v)    by no later than ten (10) Business Days after and as of the end of each calendar month during the period prior to Securitization, and thereafter by no later than thirty (30) Business Days after and as of the end of each calendar quarter, (A) a calculation of the then current Debt Service Coverage Ratio, together with such back-up information as Lender shall require and (B) after the occurrence and during the continuance of a Trigger Period, a calculation of the amount of Excess Cash Flow generated by the Property for such period together with such back-up information as Lender shall require.

(b)    Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)    a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, but no more frequently than quarterly;

(ii)    an accounting of all Security Deposits, including the name and identification number of the accounts in which such Security Deposits are held (if applicable), the name and address of the financial institutions in which such Security Deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii)    evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof.

(c)    Borrower shall, within ten (10) Business Days of request, furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d)    Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form required by Lender and certified by a Responsible Officer of Borrower (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method; and (E) with respect to the Required Financial Items set forth in Section 4.12(a)(iii) hereof, upon an Event of Default, be audited by an independent certified public accountant acceptable to Lender (it being acknowledged and agreed that any “Big Four” accounting firm, PKF O’Connor Davies and Mayer Rispler & Co. shall each be deemed to be acceptable to Lender; p rovided, however, that Lender reserves the right to disapprove of any of the foregoing Persons and require another accountant reasonably acceptable to Lender if Lender determines (in its reasonable discretion) that such Person is no longer in good standing in the business community and/or legal community). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)    Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within fifteen (15) calendar days of the giving of notice by Lender to Borrower of Borrower’s failure to deliver the same within the time frame specified herein (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder and, without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Lender the sum of $1,000.00 per occurrence for each Reporting Failure. It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days after the date on which such demand for payment was made, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.

Section 4.13.     Estoppel Certificates.

(a)    After request by Lender (which such request shall be made no more often than once in any twelve (12) month period (unless during the continuance of a Trigger Period and/or in connection with any Secondary Market Transaction)), Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan, (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request (which such request shall be made no more often than once in any twelve (12) month period (unless during the continuance of a Trigger Period and/or in connection with any Secondary Market Transaction)), duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)    In connection with any Secondary Market Transaction, at Lender’s reasonable request and only at the time of the consummation of any Secondary Market Transaction, Borrower shall provide an estoppel certificate, in such form, substance and detail as required pursuant to clause (a) above, to any Investor or any prospective Investor that (i) is purchasing (or potentially purchasing) a direct interest in the Loan or (ii) is (or potentially will be) the “B- Buyer” in any Securitization.

(d)    Borrower shall use commercially reasonable efforts to deliver to Lender, within ten (10) days of request, estoppel certificates from each party under any Property Document and/or Regulatory Document in form and substance reasonably acceptable to Lender.

Section 4.14.     Leases and Rents.

(a)    Unless otherwise consented to in writing by Lender, all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates that are in full compliance with the Section 421-a Documents, Section 421-a Program and the Rent Regulations, as applicable (it being acknowledged and agreed that, to the extent that any unit is not subject to any Rent Regulations, any Lease of such unit shall provide for rental rates comparable to existing local market rates for similar properties to the extent permitted pursuant to Section 421-a Program and the Section 421-a Documents), (ii) be with unaffiliated, third parties on terms and conditions (including, without limitation, terms and conditions relating to free rent, tenant improvements and other allowances) which are, in each case, commercially reasonable and comparable to existing local market terms and conditions for similar properties (subject to the applicable requirements of the Section 421-a Documents, the Section 421-a Program and the Rent Regulations, as applicable), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iv) be written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant) and (v) not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease.

(b)    Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate 4.14(a)(i) through (iv) above or (B) have a Material Adverse Effect; and (vi) shall hold all Security Deposits in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)    Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a non-residential Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after such Tenant “goes dark”. Borrower agrees to provide Lender with written notice of any monetary or material non-monetary event of default under a Major Lease within five (5) business days after the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Lender’s option, constitute an Event of Default.

(d)    Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that, within five (5) Business Days following Borrower’s receipt thereof, Borrower shall deposit such termination fee or payment with Lender and (i) if no Event of Default is then continuing, Lender shall deposit same in the account with Lender or Servicer (which such account shall be deemed a Reserve Account and Reserve Fund hereunder) for disbursement under such terms and conditions as may be reasonably determined by Lender and (ii) if an Event of Default is then continuing, same shall (at Lender’s option in Lender’s sole discretion) be held by Lender as additional collateral for the Debt, disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or applied towards the payment of the Debt in such order, priority and proportions as Lender in its sole discretion shall determine. The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(e)    Upon the occurrence of an Event of Default, Borrower shall, within forty-five (45) days of demand by Lender, deliver to Lender all Security Deposits. Without limitation of any other term or provision contained herein, for purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name.

Section 4.15.     Management Agreement.

(a)    Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement, (ii) promptly notify Lender of any default under the Management Agreement; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)    Borrower shall not, without the prior written consent of Lender, (i) surrender, terminate or cancel the Management Agreement, consent to any assignment of the Manager’s interest under the Management Agreement or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the Property; provided, however, that Borrower may replace Manager and/or consent to the assignment of Manager’s interest under the Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect.

(c)    If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement.

(d)    Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(e)    In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default.

(f)    Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least sixty (60) days prior written notice of the same, (iii) such replacement or assignment (as applicable) will not (A) result in a Property Document Event or (B) violate and/or otherwise result in any breach and/or default under the Regulatory Documents and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. Manager shall not (and Borrower shall not permit Manager to) resign as Manager or otherwise cease managing the Property until a New Manager is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g)    Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent a Trigger Period is continuing and if opted by Lender, selected by Lender and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)    As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form required by Lender (with such changes thereto as may be required by the Rating Agencies), (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement and (iii) if requested by Lender, Borrower shall deliver to Lender evidence that the engagement of such New Manager will not (A) result in a Property Document Event or (B) violate and/or otherwise result in any breach and/or default under the Regulatory Documents.

(i)    Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for replacing such Manager and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(j) Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16.     Payment for Labor and Materials.

(a)    Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender (not to exceed 115% of the amount of the contested Work Charge plus a reasonable estimate of any applicable interest or penalty arising from such contest), to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17.     Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18.     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.     ERISA; FIRRMA.

(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

(d)    Within three (3) Business Days of Borrower’s receipt of any FIRRMA Document, Borrower shall provide Lender a copy of the same. Concurrently with Borrower’s delivery of any FIRRMA Document, Borrower shall provide Lender a copy thereof. In the event that Borrower or any of its Affiliates meets with any Governmental Authority for any purpose relating to FIRRMA, Borrower shall provide Lender with a written summary of such meeting within three (3) Business Days thereafter. In the event that any review, investigation or other proceeding is commenced relating to FIRRMA and involving Borrower, the Constituent Owners of Borrower and/or the Property, Borrower shall provide Lender with a written summary of the status of such matters on a monthly, or if requested by Lender, more frequent, basis, including such information as Lender shall reasonably request. Borrower shall (and shall cause its Constituent Owners to) (i) comply with FIRRMA and (ii) respond to, and comply with, all requests, orders, and directives from any Governmental Authority related to FIRRMA; provided, however, the foregoing subsections (i) and (ii) shall not limit any obligation of Borrower to otherwise comply with any other applicable terms and conditions hereof and of the other Loan Documents. Notwithstanding anything contained herein to the contrary, each of any FIRRMA Prohibited Transfer and FIRRMA Prohibited Filing Event shall be deemed prohibited hereunder as a breach hereof and Borrower shall not permit the same to occur without Lender’s prior written consent.

Section 4.20.     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.21.     Alterations. Notwithstanding anything contained herein (including, without limitation, Article 8 hereof) to the contrary, Lender’s prior approval (subject to applicable REMIC Requirements) shall be required in connection with any alterations to any Improvements (a) that are structural in nature and could be reasonably expected to have a Material Alteration Adverse Effect or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval shall (subject to applicable REMIC Requirements) not be unreasonably withheld conditioned or delayed. Notwithstanding the foregoing, Lender’s prior approval shall not be required for alterations that Borrower determines (in its commercially reasonable discretion) are required in order for the Property to continue to comply with any applicable Legal Requirements. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be (x) in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold and (y) disbursed to Borrower on the same terms and conditions as funds deposited into the Replacement Reserve Account (provided that (x) no Event of Default has occurred and is continuing, (A) no such disbursement to Borrower shall be made until Borrower has delivered to Lender evidence reasonably satisfactory to Lender that the amount of such Alteration Security is sufficient to complete all unpaid and/or outstanding work in connection with such alteration, and (B) Lender shall not be required to make any such disbursement if Lender has determined in its sole but reasonable discretion that the remaining amount of such Alteration Security is not sufficient to complete all unpaid and/or outstanding work in connection with such alteration). To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.22.     Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (or permit any of the foregoing to occur) (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents (or permit any of the foregoing to occur), (C) reduce or consent to the reduction of the term of the Property Documents, (or permit any of the foregoing to occur), (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect (or permit any of the foregoing to occur) or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

Section 4.23.     IH Program and Section 421-a Program.

(a)    Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall, and shall cause Manager, Marketing Monitor, and/or the IH Administering Agent, each as applicable, to (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Regulatory Documents and the Regulatory Programs and do all things reasoanbly necessary to preserve and to keep unimpaired its rights thereunder and avoid the imposition of any Regulatory Damages (including, without limitation, timely complying with any and all Regulatory Documents, the Regulatory Programs, and all Rent Regulations with respect to all units at the Property); (ii) promptly notify Lender of any default or non-compliance under the Regulatory Documents, the Regulatory Programs, or the Rent Regulations of which it is aware; (iii) cause the Property to be operated in accordance with the Regulatory Documents, the Regulatory Programs, and the Rent Regulations, and all other applicable Legal Requirements in all material respects; (iv) not permit use of the Property at any time for Hotel or single-room occupancy; (v) not permit at any time a Section 421-a Ineligible Percentage at the Property; and (vi) not, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), (A) withdraw, or cause the Property to lose its eligibility for any benefits under the Regulatory Documents or the Regulatory Programs, (B) surrender, terminate or cancel, or consent to or cause the surrender, termination or cancellation of any Regulatory Documents, (C) reduce or consent to the reduction of any benefits allocated to Borrower and/or the Property under the Regulatory Documents or the Regulatory Programs, (D) increase or consent to the increase of any obligation applicable to Borrower and/or the Property under the Regulatory Documents or the Regulatory Programs, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies of Borrower and/or the Property under the Regulatory Documents or the Regulatory Programs, or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Regulatory Documents or the Regulatory Programs (except where Borrower is required to act, in a non-discretionary manner, in order to comply with the express terms thereof).

(b)    Borrower shall comply with all applicable requirements of the IH Program, and any other requirements of HPD, to maintain the benefits granted to the Property thereunder.

(c)    Borrower shall comply with all applicable requirements necessary to maintain the Section 421-a Tax Benefits for the Property under the Section 421-a Program.

(d)    Borrower shall comply with the Regulatory Program, as well as all aspects of the Regulatory Documents, and will furnish to Lender, within ten (10) days of demand, evidence reasonably satisfactory to Lender of compliance with the Regulatory Documents.

(e)    Borrower shall comply with all requirements necessary to permit the deregulation of any market rate residential unit at the Property upon the expiration of the Section 421-a Tax Benefit and for each such market rate residential unit Borrower shall provide proper notice to Tenants of apartments that become High Rent Deregulated, informing of the deregulated status of such apartment, and shall file rent registration statements with the DHCR confirming such permanently deregulated status.

(f)    Borrower shall register and/or continue to register all residential units that are subject to Rent Regulations at the Property with DHCR in accordance with the requirements of the Regulatory Programs and the Rent Regulations.

(g)    Borrower shall comply in all material respects with all Legal Requirements applicable to Leases at the Property, including, without limitation, the Regulatory Programs, the Rent Regulations, and the rules and/or regulations imposed by DHCR and/or the RGB.

(h)    Borrower shall (i) perform all duties and obligations regarding the Property and its Tenants in accordance with the Rent Regulations, including, but not limited to, any Legal Requirements that Rents be registered with the DHCR (other than the collection of Rents), (ii) not collect any Rents in excess of the maximum permitted under the Rent Regulations, (iii) in connection with any negotiations or communications with any Tenant, Borrower shall comply with the Rent Regulations and all Legal Requirements, (iv) enforce the terms, covenants and conditions in the Rent Regulations upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner; (v) in connection with any negotiations or communications with any Tenant or other occupant of the Property, Borrower shall comply with the Rent Regulations and all Legal Requirements, including, but not limited to, the anti- harassment laws enacted in 2015 and set forth in N.Y.C. Admin. Code 27-2004(a)(48); (vi) at all times maintain as business records copies of any and all documents that establish and evidence (x) the scope and cost of any improvements, renovations, or alterations that are the basis of any rent increases, (y) the exemption of any apartment or Tenant from the requirements of Rent Regulation, and (z) proof of service and filing of any rent registrations, notices or any other documents required to be served and/or filed pursuant to the Rent Regulations; and (vii) in the event that any action or proceeding is commenced or threatened before any Governmental Authority, Borrower shall promptly respond to and defend against same and, promptly after receiving notice or knowledge of same, Borrower shall give Lender written notice of the substance of the allegations and claims as well as copies of any complaint, petition or other papers filed in support of any such claim.

(i)    Borrower shall not seek to replace the IH Administering Agent or request the termination of the agreements with such IH Administering Agent by HPD without Lender’s reasonable consent and any such replacement or termination shall comply with the IH Regulatory Agreements and the IH Program.

(j)    Borrower shall not seek to replace the Marketing Monitor or request the termination of the Monitoring Contract without Lender’s reasonable consent and any such replacement or termination shall comply with the Monitoring Contract and the Section 421-a Program.

(k)    Within sixty (60) days of the Closing Date, Borrower shall provide to Lender written evidence reasonably satisfactory to Lender that Borrower has amended the initial and any subsequent DHCR registrations (including, without limitation, the 2024 DHCR registration) to evidence that there are one hundred twenty-two (122) market units which have been High Rent Deregulated in accordance with the Section 421-a Program and the Rent Regulations.

With respect to any notice required under this Section 4.23, Borrower’s notice to Lender shall include a statement setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto. Borrower shall deliver to Lender any notices or material documents, in each case, received in writing from any applicable Governmental Authority with respect to the matters under this Section 4.23 within five (5) Business Days after Borrower receives the same.

Section 4.24.     Violations. Borrower shall (i) complete and pay for in full or cause to be completed and paid for in full all work and submit or cause to be submitted all requisite documentation to any applicable Governmental Authority that, in each case, is necessary to cure the Violations; (ii) pay or cause to be paid any outstanding fines or other charges necessary to cure such Violations; and (iii) cause all of the Violations to be removed of record, in the case of each of (i) through (iii) above, by no later than ninety (90) days following the date hereof (provided, that, such ninety (90) day period shall be extended so long as Borrower can establish to Lender’s reasonable satisfaction that Borrower is diligently and in good faith pursuing each of the foregoing, which such extension shall be limited to a timeframe that would be considered commercially reasonable (provided, however, if any Violations relate to “life or safety” issues at the Property, such extension shall be in Lender’s sole discretion)). Borrower shall promptly upon satisfaction of any of the foregoing items, deliver evidence reasonably satisfactory to Lender that such items have been satisfied. Upon Lender’s written request, Borrower shall provide to Lender periodic updates regarding Borrower’s progress in completing or causing to be completed such work or submitting or causing to be submitted such documentation and such other information as Lender may reasonably request. The terms and provisions of this Section shall not be deemed to limit the other terms and conditions hereof or of the other Loan Documents.

ARTICLE 5

ENTITY COVENANTS

Section 5.1.     Single Purpose Entity/Separateness.

(a)    Borrower has not and will not:

(i)    engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)    acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)    merge into or consolidate with any Person, divide or otherwise engage in or permit any Division or have the power to engage in or permit any Division or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure. As used herein, the term “Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Limited Liability Company Act of the State of Delaware;

(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may not be amended or modified unless, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent and a Rating Agency Confirmation are first obtained);

(v)    own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in Borrower);

(vi)    commingle its funds or assets with the funds or assets of any other Person;

(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt and, prior to the Closing Date, the Prior Loan, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt. No Indebtedness other than the Prior Loan (prior to the Closing Date) and the Debt has been or may be secured (senior, subordinate or pari passu) by the Property. With respect to the Prior Loan, Borrower hereby represents and warrants to Lender as follows: (1) the Prior Loan has been satisfied in full on or before the date hereof, (2) none of Borrower, Guarantor nor Sponsor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations, in each case, with respect to the Property, which, in each case and by their express terms, survive the repayment of the Prior Loan) and (3) no party to the Prior Loan (other than Borrower) has, as of the date hereof, any right, title or interest in or to any collateral or security for the Prior Loan;

(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)    enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)    make any loans or advances to any Person;

(xiii)    fail to file its own tax returns (unless it is a “disregarded entity” for tax purposes or is otherwise not required to file tax returns under applicable Legal Requirements or is prohibited by applicable Legal Requirements from doing so);

(xiv)    fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so); provided, that in no event shall any direct Constituent Owner of Borrower or of SPE Component Entity (as applicable) be deemed required to fund additional capital contributions as a result of this subclause (xv);

(xvi)    without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of the Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there is at least one (1) Independent Director then serving in such capacity in accordance with the terms of the applicable organizational documents and such Independent Director has consented to such foregoing action);

(xvii)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)    fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); provided, that in no event shall any direct Constituent Owner of Borrower or of SPE Component Entity (as applicable) be deemed required to fund additional capital contributions as a result of this subclause (xviii);

(xix)    acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)    identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxi)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b)    If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)    In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or such SPE Component Entity (as applicable).

(d)    The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

Section 5.2.     Independent Director.

(a)    The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding anything to the contrary contained herein, it shall be an additional covenant and requirement under this Article that any entity housing an Independent Director (whether Borrower and/or any SPE Component Entity) shall be an Acceptable LLC.

(b)    The organizational documents of Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) hereof or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Director unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director votes in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Director shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Notwithstanding anything to the contrary contained in this Agreement, no Independent Director shall be removed or replaced without Cause and unless the Company provides Lender with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Director, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement.

Section 5.3.     Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or each applicable SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.

Section 5.4.     Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 5.5.     Recycled Entity. Borrower hereby represents and warrants to Lender that Borrower has not, since its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and the State; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent, (ii) judgments which have been satisfied in full and (iii) liens in connection with the Prior Loan; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate; (d) been involved in any dispute with any taxing authority which is unresolved as of the Closing Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Property; (h) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing); or (i) has been the product of, the subject of or otherwise involved in, in each case, any Division.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.     Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.     No Sale/Encumbrance.

(a)    It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 and (ii) as permitted pursuant to the express terms of this Article 6.

(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents and/or Regulatory Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) or the engagement of a New Manager, in each case, other than in accordance with Section 4.15; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which (A) results in a Property Document Event or (B) violate and/or otherwise result in any breach and/or default under the Regulatory Documents; and/or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3.     Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests or beneficial interests (as the case may be) in a Restricted Party (including, without limitation, any such transfer related to or in connection with the estate planning of such transferor), or (c) the sale, transfer or issuance of shares of common stock in Clipper REIT (provided, that, the foregoing provisions of clauses (a), (b) and (c) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA and FIRRMA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b) and/or (c) above, (A) Lender shall receive not less than thirty (30) days prior written notice of such transfers (provided, that, (I) for purposes of clarification, with respect to the transfers contemplated in subsection (a) above, the aforesaid notice shall only be deemed to be required thirty (30) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death) and (II) no notice shall be required with respect to any transfer that (x) does not result in a change to the organizational chart delivered to Lender in connection with the origination of the Loan, (y) does not result in any Person (together with its Affiliates) owning more than a ten percent (10%) direct and/or indirect interest in the aggregate in Borrower that did not own said interest prior to consummation of the transfer and (z) does not cause a change in Control (whether direct and/or indirect) in Borrower (any transfer implicating a notice requirement under this subsection (II), a “KYC Transfer”)); (B) no such transfers shall result in a change in Control of Guarantor or any Affiliated Manager; (C) after giving effect to such transfers, (I) Sponsor shall (x) own, in the aggregate, at least a forty-five percent (45%) (of which fourteen and ninety-one one hundredths percent (14.91%) may be owned by The Moric Bistricer 2016 Family Trust) direct and/or indirect equity ownership interest in Gunki Holdings (and no other Person shall, either solely or in the aggregate with their Affiliates, own in excess of a forty-nine percent (49%) interest (directly and/or indirectly) in Gunki Holdings (other than Sponsor)), and Gunki Holdings shall own a one hundred percent (100%) direct ownership interest in each of Borrower and any SPE Component Entity, (y) Control Borrower, any SPE Component Entity and each Guarantor and (z) control the day-to-day operation of the Property; (II) Clipper REIT shall Control and serve as the general partner of Clipper LP, and (III) each Guarantor shall own at least a twenty percent (20%) direct and/or indirect interest in Borrower and any SPE Component Entity; (D) after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor and/or Sponsor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) the transfer of any equity ownership interests (I) directly in Borrower or in any SPE Component Entity, or (II) in any Restricted Party whose sole asset is a direct or indirect equity ownership interest in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon delivery to Lender of a New Non- Consolidation Opinion addressing such transfer, addition and/or replacement; (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA and FIRRMA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA and FIRRMA matters; (H) such transfers shall be permitted pursuant to the terms of the Property Documents and/or Regulatory Documents; (I) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied; (J) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied; (K) Clipper REIT shall continue to satisfy the Eligibility Requirements until the Loan is indefeasible paid in full; and (L) at no time shall any Person serve on the REIT Board to the extent such Person is either (i) a Sanctioned Person and/or (ii) not reputable or experienced in commercial real estate transactions similar involving properties similar to the Property. Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the Organizational Chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3 and (z) “know your client” searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to any KYC Transfer (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer).

Section 6.4.     Permitted Property Transfer (Assumption). Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to a transfer of the Property in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)    no Default or Event of Default has occurred and is continuing (other than a Default that is personal to Borrower which will be rendered inapplicable to the Loan by virtue of the applicable transfer);

(b)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities;

(c)    Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to (A) for the first such transfer, one quarter of one percent (0.25%) of the then outstanding principal balance of the Loan and (B) for each subsequent transfer, one half of one percent (0.5%) of the then outstanding principal balance of the Loan, (ii) all third party out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d)    Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender (but in all events able to satisfy the net worth, liquidity and other similar covenants in the Guaranty (unless otherwise agreed to by Lender)) shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;

(e)    Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(f)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)    Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall reasonably require, shall comply with the covenants set forth in Article 5 hereof;

(h)    Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(i)    Transferee shall furnish to Lender a New Non-Consolidation Opinion and a REMIC Opinion with respect to the transfer and the transactions related thereto and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(j)    if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that the proposed transfer (x) will not violate or breach any Property Document or Major Lease and (y) is permitted pursuant to, and will not result in any breach, violation, termination and/or cancellation of, the Regulatory Documents; and

(k)    Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.4.

Upon the consummation of the transfer of the Property pursuant to and in accordance with this Section 6.4 (including, without limitation, subsection (d) hereof), the existing Guarantor and Borrower (as distinguished from the applicable Transferee that is assuming the Loan and Affiliate of Transferee delivering a new recourse guaranty and new environmental indemnity in connection with such transfer of the Property) shall be conditionally released from liability under the Loan Documents for events first occurring (as distinguished from events first discovered) subsequent to the effective date of such consummation, except to the extent that such events are the proximate result of acts, events, conditions, or circumstances that existed on or prior to the effective date of such consummation, which such conditional release shall be documented pursuant to Lender’s standard form release documentation; provided however, such conditional release shall be automatically null and void and of no further force or effect whatsoever and shall be deemed automatically revoked, in each case, upon the occurrence of any successful reversal of (or other challenge to) such transfer or the related assumption of the Loan, in each case, including without limitation, any fraudulent conveyance challenge, preferential transfer challenge or other similar challenge. The Affiliate of Transferee delivering a new recourse guaranty and new environmental indemnity in connection with such transfer of the Property shall only have recourse liability pursuant to the Guaranty and Environmental Indemnity for events first occurring (as distinguished from events first discovered) subsequent to the effective date of the consummation of the transfer of the Property pursuant to and in accordance with this Section 6.4, provided, however, in no event shall any such limitation on liability affect Lender’s ability to exercise any remedies it has with respect to an Event of Default as set forth in this Agreement and the other Loan Documents), and provided, further, that to the extent there is a dispute regarding the date when any events giving rise to liability first arose, the existing Guarantor and Borrower and the Transferee and the Affiliate of Transferee delivering a new recourse guaranty and new environmental indemnity shall be jointly and severally liable until such dispute is adjudicated in a court of law or similar proceeding. Lender agrees that, at Borrower’s cost, it shall execute standard and customary documentation necessary to effectuate the agreements set forth in this paragraph.

Section 6.5.     Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of one half of one percent (0.50%) of outstanding principal balance of the Loan and all of Lender’s third-party expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6.     Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Section 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and Control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party. For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” (or words of similar import) shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (II) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.     Insurance.

(a)    Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)    insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm / named storms, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) containing an agreed amount endorsement waiving all coinsurance provisions or shall be written on a no coinsurance form; (C) providing for no deductible in excess of $50,000 except with respect to windstorm/named storms or earthquake, which such insurance shall provide for no deductible in excess of 5% of the total insurable value of the Property; and (D) providing “Ordinance or Law” coverage for loss to the undamaged portion of the Improvements equal to the replacement cost of such undamaged portion, as well as demolition and debris removal, and increased cost of construction in amounts each of no less than 10% of replacement cost, if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)    commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, , such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with limits applying per location when covering more than one location and having with no deductible or self insured retention; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii)    loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii), and XII; (C) in an amount equal to 100% of from the operation of the Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected gross income from the Property for a eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (and only if the existing property and/or liability coverage forms do not otherwise apply) (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella insurance policies required hereunder; and (B) the insurance provided for in Subsection 7.1(a)(i) and including terrorism written in a so- called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against and on terms consistent with the coverages required pursuant to Subsections 7.1(a)(i), (iii) and (vi) through (viii), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    workers’ compensation, with respect to any employees of Borrower, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)    comprehensive boiler and machinery insurance / equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender and shall be on terms consistent with the commercial property insurance policy required under Sections 7.1(a)(i) and (iii);

(vii)    if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to the maximum limit of coverage available under the Flood Insurance Acts, or such equivalent private flood policy as deemed acceptable in Lender’s sole discretion, plus (2) such additional amounts or other related and/or excess coverage as Lender may require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts provided that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above;

(viii)    earthquake, with minimum coverage equivalent to 1.5x SEL (scenario expected loss) multiplied by the Full Replacement Cost plus business income/rental value as required in Section 7.1(a)(iii) and provided further that the insurance amounts for the coverages set forth in subclause (viii) hereof, to the extent insured under a blanket policy, shall not be less than the 475 year annual aggregate probable maximum loss as indicated in a portfolio seismic risk analysis for a 475-year return period, and shall be ran in the manner in which the program responds (such analysis to be approved by Lender and secured by the applicable Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower); provided that, the insurance provided pursuant to this clause (viii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above

(ix)    umbrella liability insurance in an amount not less than $15,000,000 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (ii) above including, but not limited to, supplemental coverage for subsection (a)(xi) and (a)(xiii), if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(x)    insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi)    Borrower will be required to maintain insurance against terrorism and acts of terrorism with amounts, terms and coverage consistent with those required under Sections 7.1(a)(i), (ii), (iii), (iv), and (ix) hereof. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 7.1(a)(xii) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism;

(xii)    so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, in an amount acceptable to Lender, if applicable; and

(xiii)    if applicable, motor vehicle liability coverage for all owned and non- owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xiv)    such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)    All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), and shall meet the conditions of subclause (b) herein. The Policies shall be, issued by insurance companies authorized to do business in the state in which the Property is located and must have a general policy rating of A- or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” (or its equivalent) or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver (1) certificates of insurance (Acord Form 28 and Acord Form 25, as applicable) and (2) carrier- issued binders evidencing the Policies that will be in full force and effect, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”). Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)    Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 7.1(a). Such Policies may be “blanket policies” covering multiple locations so long as the coverages for the Property provide the protections listed above and, provided further that, any material changes to such blanket policies shall be subject to Lender’s review and approval by Lender based on the PML report(s) for the applicable catastrophic perils (such PML report(s) to be approved by Lender and secured by the applicable Borrower utilizing a third-party firm qualified to perform such risk analysis using the most current RMS software, or its equivalent, at the expense of the Borrower) and such other information as requested by Lender, and where, for the purposes of this paragraph, material change shall mean any change or aggregation of the insured values covered under such blanket policies, including the reduction or erosion of flood, windstorm / named storm and earthquake limit(s) or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, or any other modification of the policy which would otherwise bring the policy out of compliance with this agreement. The applicable portfolio PML report(s) shall be furnished during the policy term when such material change(s) will impact the catastrophic exposure on the Policy, or at a minimum, on an annual basis if no material changes have occurred and shall be ran in the manner in which the program responds. Further, any changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limit(s) or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, shall be subject to Lender’s approval and Rating Agency Confirmation (which shall be provided at the Rating Agency’s sole discretion. To the extent that any blanket policy covers more than one location within a one-thousand-foot radius of the Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain terrorism coverage as set forth in Section 7.1(a)(xii) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d)    All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as a named insured and, in the case of liability Policies, shall name Lender its successors and/or assigns, as an additional insured, as their respective interests may appear, and, in the case of property Policies as outlined in Section 7.1(a) (, such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. All policies shall include a waiver of subrogation in favor of Lender when permitted by law.

(e)    All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i)    (i) With respect to the property policies, (1) the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower or of any Tenant or other occupant, or of any other Person named as an insured, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof and (2) the property policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)    (ii) With respect to the liability policies, the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured, except ten (10) days’ notice for non-payment of premium;

(iii)    (iii) if obtainable by Borrower using commercially reasonable efforts, the issuer(s) of the Policy shall give written notice to Lender if the issuers elect not to renew the Policy to its expiration;

(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary;

(v)    Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(vi)    the Policies shall not exclude coverage for acts of terror or similar acts of sabotage.

Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(f)    Intentionally Omitted.

(g)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)    In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(j)    Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds. Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Lender and held and applied in accordance with the applicable terms and conditions hereof.

(k)    Borrower hereby represents that the physical address(es) for each portion of the Improvements for all purposes (including, without limitation, insurance purposes) are as follows: 1010 Pacific Street, Brooklyn, New York 11238.

Section 7.2.     Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3.     Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4.     Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)    If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)    The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)    no Event of Default shall have occurred and be continuing;

(B)    (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the Property as reasonably determined by Lender, and (ii) rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)    Leases demising in the aggregate a percentage amount equal to or greater than 65% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)    Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws and the applicable requirements of the Property Documents and the Regulatory Documents;

(E)    Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)    Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(G)    Lender shall be satisfied that (I) upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation and (II) Restoration of the Improvements on the Land (as each existed immediately prior to the applicable casualty or condemnation (with such changes to the Improvements as may be reasonably acceptable to Lender (taking into account subsection (I) above)) is permitted under applicable Legal Requirements, the Property Documents and the Regulatory Documents;

(H)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) Intentionally Omitted, (3) the earliest date required for such completion under the terms of any Leases, the Property Documents and the Regulatory Documents, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I)    Intentionally Omitted;

(J)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents and the Regulatory Documents;

(K)    the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents and the Regulatory Documents;

(L)    the Property Documents and the Regulatory Documents will remain in full force and effect during and after the Restoration, and neither a Property Document Event nor any breach, violation, termination and/or cancellation of any Regulatory Document shall occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(M)    Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)    The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt. Borrower shall not be required to pay any prepayment premium or penalty (including, without limitation, any Default Yield Maintenance Premium) in connection with the application of Net Proceeds in accordance with the terms of this Section 7.4(c).

ARTICLE 8

RESERVE FUNDS

Section 8.1.     Rent Holdback Reserve Funds.

(a)    On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Rent Holdback Reserve Account”) an amount equal to $120,793.00, which is equal to the aggregate amount of the annual rent for those certain Tenants occupying residential units at the Property which are delinquent in their payments of Rent, as more particularly set forth on Schedule I attached hereto and made a part hereof. Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Rent Holdback Reserve Funds”.

(b)    With respect to any non-Affordable Housing Units set forth on Schedule I (i.e., Unit 306), provided that no Event of Default shall have occurred and remains outstanding, Lender shall, on a “unit-by-unit” basis, upon Borrower’s written request, which request shall include an Officer’s Certificate attaching evidence satisfactory to Lender that the existing Tenant or any replacement Tenant occupying an enumerated residential unit set forth on Schedule I is paying full unabated monthly rent pursuant to and in accordance with its Lease (which Lease is full force and effect and has been entered into in accordance with this Agreement), disburse or deposit Rent Holdback Reserve Funds in an amount equal to the “6 Months’ Rent” for such unit (as set forth on Schedule I), as follows: (i) if no Trigger Period has occurred and remains outstanding, to Borrower, or (ii) if a Trigger Period has occurred and remains outstanding, into the Cash Management Account to be applied pursuant to Section 9.3 hereof.

(c)    With respect to any Affordable Housing Units set forth on Schedule I (i.e., all Units listed thereon other than Unit 306), provided that no Event of Default shall have occurred and remains outstanding, (i) Lender shall, on a “unit-by-unit” basis, upon Borrower’s written request, which request shall include an Officer’s Certificate attaching evidence satisfactory to Lender that the existing Tenant or any replacement Tenant occupying an enumerated residential unit set forth on Schedule I is paying full unabated monthly rent pursuant to and in accordance with its Lease (which Lease is full force and effect and has been entered into in accordance with this Agreement), disburse or deposit Rent Holdback Reserve Funds in an amount equal to the “6 Months’ Rent” for such unit (as set forth on Schedule I), as follows: (A) if no Trigger Period has occurred and remains outstanding, to Borrower, or (B) if a Trigger Period has occurred and remains outstanding, into the Cash Management Account to be applied pursuant to Section 9.3 hereof; or (ii) Lender shall, on a “unit-by-unit” basis, upon Borrower’s written request, which request shall include an Officer’s Certificate attaching evidence satisfactory to Lender that the portion of the rent to be paid on behalf of an existing Tenant occupying an enumerated residential unit set forth on Schedule I by the applicable Governmental Authority pursuant to and in accordance with the applicable Regulatory Program is paid in full pursuant to and in accordance with its Lease (which Lease is full force and effect and has been entered into in accordance with this Agreement), disburse or deposit the portion of Rent Holdback Reserve Funds in an amount equal to that portion of the “6 Months’ Rent” for such unit attributable to the Governmental Authority (as set forth on Schedule I), as follows: (A) if no Trigger Period has occurred and remains outstanding, to Borrower, or (B) if a Trigger Period has occurred and remains outstanding, into the Cash Management Account to be applied pursuant to Section 9.3 hereof; o r (iii) Lender shall, on a “unit-by-unit” basis, upon Borrower’s written request, which request shall include an Officer’s Certificate attaching evidence satisfactory to Lender that the portion of the rent to be paid by an existing Tenant is paid in full pursuant to and in accordance with its Lease (which Lease is full force and effect and has been entered into in accordance with this Agreement), disburse or deposit the portion of Rent Holdback Reserve Funds in an amount equal to that portion of the “6 Months’ Rent” for such unit attributable to the applicable Tenant (as set forth on Schedule I), as follows: (1) if no Trigger Period has occurred and remains outstanding, to Borrower, or (2) if a Trigger Period has occurred and remains outstanding, into the Cash Management Account to be applied pursuant to Section 9.3 hereof.

Section 8.2.     Replacement Reserve Funds.

(a)    Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Replacement Reserve Account”) on each Monthly Payment Date an amount equal to $3,646.00 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”. Lender may reassess its estimate of the amount necessary for Replacements from time to time (but not more than one (1) time in any twelve (12) month period) and may require Borrower to increase the monthly deposits required pursuant to this Section 8.2 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

(b)    Lender shall disburse Replacement Reserve Funds only for Replacements. Lender shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of any individual Replacement exceeds $100,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual Replacement exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)    Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

Section 8.3.     Intentionally Omitted.

Section 8.4.     Operating Expense Funds. On the first Monthly Payment Date occurring after each occurrence of a Trigger Period, Borrower shall make a True Up Payment into the Operating Expense Account. On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s written request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

Section 8.5.     Excess Cash Flow Funds.

(a)    On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”).

(b)    Provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to Borrower upon the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof.

(c)    Notwithstanding the foregoing to the contrary, provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds collected during the continuance of a Trigger Period shall be disbursed to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s written request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement). Lender shall not be required to disburse Excess Cash Flow Funds in connection with this Section 8.5(c) more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of such Excess Cash Flow Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 8.6.     Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account. Additionally, if, at any time, Lender reasonably determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds.

Section 8.7.     The Accounts Generally.

(a)    Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)    The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with any actions or omission of Borrower and/or its Affiliates with respect to the Accounts. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)    Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)    Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.7(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)    Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.

(i)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses actually incurred in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

(j)    All conditions and requirements of this Agreement relating to the Reserve Funds are for the sole benefit of Lender and no other person or party (including, without limitation, any architect, any contractor, any subcontractor and any materialmen now or hereafter engaged in any work at the Property) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement. The making of a disbursement from the Reserve Funds by Lender shall not constitute Lender’s approval or acceptance of the construction related thereto (if any) theretofore completed. Lender’s inspection and approval of the any work at the Property, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the disbursements if and to the extent, required by this Agreement. This Agreement is not intended to (and shall not) constitute a “building loan contract” within the meaning of the New York Lien Law. Without in any manner implying that this Agreement shall constitute such a “building loan contract” within the meaning of the New York Lien Law, should Borrower make this Agreement available for examination by any potential lienor, all potential lienors are hereby cautioned to exercise sound business judgment in the extension of credit to Borrower. No potential lienor should expect Lender to make disbursements of the Reserve Funds in amounts and at times such that it will not be necessary for each such potential lienor to exercise sound business judgment in the extension of credit to Borrower. Moreover, all potential lienors are reminded that subdivision (3) of section 13 of the New York Lien Law provides that “nothing in this subdivision shall be considered as imposing upon the lender any obligation to see to the proper application of such disbursements by the borrower,” and Lender does not impose such an obligation on itself. Notwithstanding anything to the contrary contained herein, (i) none of the provisions herein relating to the Reserve Funds are intended to (and do not) contain an express promise to build (within the meaning of applicable Legal Requirements), (ii) Lender may withhold or deny disbursement requests hereunder to the extent that any such disbursement would violate or otherwise materially adversely impact Lender or the Loan under Applicable Law, (iii) without limitation of the foregoing, the Excess Cash Flow Funds are not intended to fund “costs of the improvement” within the meaning of the New York Lien Law and Lender shall have no obligation hereunder to disburse such funds on account of the same and (iv) Borrower shall, prior to the commencement of any work or similar obligations for which lien rights exist (by law or by contract), notify any potential lienors in writing of the foregoing provisions of this subsection (j).

ARTICLE 9

CASH MANAGEMENT

Section 9.1.     Establishment of Certain Accounts.

(a)    Borrower shall, on the first occurrence of a Trigger Period, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists and Lender elects (in its sole and absolute discretion) to deliver a Restricted Account Notice, in which case such funds shall be transferred on each Business Day to the Cash Management Account.

(b)    Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of debt service under the Loan (the “Debt Service Account”).

Section 9.2.     Deposits into the Restricted Account; Maintenance of Restricted Account.

(a)    Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) on the first occurrence of a Trigger Period and for so long as the Debt remains outstanding thereafter, Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) on the first occurrence of a Trigger Period and for so long as the Debt remains outstanding thereafter, Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) within five (5) days after the first occurrence of a Trigger Period, Borrower shall have sent a notice, substantially in the form of Exhibit A attached hereto, to all non-residential Tenants now occupying space at the Property directing them to pay all rent and other sums due under the non-residential Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any non-residential Lease entered into on or after the first occurrence of a Trigger Period in accordance with the applicable terms and conditions hereof, Borrower shall furnish each non-residential Tenant under each such non-residential Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) after the first occurrence of a Trigger Period and for so long as the Debt remains outstanding thereafter, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) after the first occurrence of a Trigger Period and for so long as the Debt remains outstanding thereafter, neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b)    On the first occurrence of a Trigger Period and for so long as the Debt remains outstanding thereafter, Borrower shall maintain the Restricted Account, which Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Lender. The Restricted Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.     Disbursements from the Cash Management Account. On each Monthly Payment Date, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)    First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(b)    Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(c)    Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(d)    Fourth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date (without duplication of any portion thereof already deposited therein under subsection (c) above) shall be deposited in the Debt Service Account;

(e)    Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Replacement Reserve Account;

(f)    Sixth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(g)    Seventh, to the extent that a Trigger Period has occurred and is continuing, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account; and

(h)    Eighth, all amounts remaining in the Cash Management Account after deposits for items (a) through (g) above (“Excess Cash Flow”) shall (i) to the extent that a Trigger Period has occurred and is continuing, be deposited into the Excess Cash Flow Account and (ii) to the extent that no Trigger Period exists, be disbursed to Borrower.

Section 9.4.     Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

Section 9.5.     Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.     Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)    if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)    if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges are available in the Tax Account prior to the applicable due date for such Taxes or Other Charges and Lender failed to pay the Taxes or Other Charges when required hereunder, (B) Lender’s access to such sums was not restricted or constrained in any manner and (C) no Event of Default was continuing;

(c)    if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof;

(d)    if any of the representations or covenants contained in Article 5 are breached or violated; provided, however, that any such breach or violation with respect to Article 5 hereof shall not constitute an Event of Default hereunder if (1) such breach or violation was inadvertent and immaterial, is susceptible of cure and would not be reasonably likely to result in a Material Adverse Effect and (2) within twenty (20) days of the earlier of Lender’s notice of the same to Borrower or the date any Borrower Party has knowledge of (or reasonably should have knowledge of) such breach or violation, Borrower (A) cures such breach or violation and provides Lender with reasonably satisfactory evidence of same and (B) if applicable, upon request, delivers to Lender a New Non-Consolidation Opinion addressing such breach or violation to Lender’s reasonable satisfaction;

(e)    if any of the representations or covenants contained in Article 6 are breached or violated; provided, however, any such breach or violation of Article 6 which does not constitute a Prohibited Transfer that involves either (A) a Sale or Pledge of any direct and/or indirect interest in Borrower or any SPE Component Entity or (B) a Sale or Pledge of all or any portion of the Property shall not be deemed to be an Event of Default hereunder if, in each case, (i) such breach or violation, in Lender’s reasonable discretion, was inadvertent and has not caused and is not reasonably likely to cause a Material Adverse Effect, (ii) such breach or violation is susceptible of cure, and (iii) within ten (10) Business Days of the earlier of Lender’s notice of the same to Borrower or the date any Borrower Party has knowledge of (or reasonably should have knowledge of) such breach or violation, Borrower cures such breach or violation and provides Lender with satisfactory evidence of same;

(f)    if any of the representations or covenants contained in the Violation Provisions or in the Property Document Provisions or in the Regulatory Document Provisions, in each case, are breached or violated; provided, however, (i) if Borrower did not know any such representation was false or misleading in any material adverse respect when made and (ii) if the condition causing the representation or warranty to be false or misleading is (x) susceptible of being cured and (y) not reasonably likely to have a Material Adverse Effect, then such false or misleading representation shall be an Event of Default hereunder only if such condition is not cured to Lender’s reasonable satisfaction within thirty (30) Business Days of the earlier of (1) written notice from Lender or (2) the date any Borrower Party first becomes aware of the same;

(g)    if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made;

(h)    if (i) Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity, any Affiliated Manager, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(i)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(j)    if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days after the same is filed (which such thirty (30) day period shall be deemed extended hereunder for a period not to exceed an additional thirty (30) days so long as no foreclosure proceeding or similar action has been instituted with respect to such lien and neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost);

(k)    if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed (which such thirty (30) day period shall be deemed extended hereunder for a period not to exceed an additional thirty (30) days so long as no foreclosure proceeding or similar action has been instituted with respect to such lien and neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost); provided, that, solely with respect to Guarantor, the failure to discharge such federal tax lien against Guarantor shall not constitute an Event of Default hereunder if, after applying the full amount necessary to discharge such federal tax lien against Guarantor’s liquidity, Guarantor still satisfies the Financial Covenant (as defined in the Guaranty);

(l)    if Borrower shall fail to deliver to Lender, upon request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof (within ten (10) days after the date required pursuant to the applicable section herein);

(m)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(n)    if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect;

(o)    if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(p)    if Borrower fails to appoint a New Manager upon the request of Lender and/or fails to comply with any limitations on instructing the Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement and the Security Instrument;

(q)    if any representation and/or covenant herein relating to ERISA and/or FIRRMA matters is breached;

(r)    if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower materially defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

(s)    the Property fails to maintain all of its benefits under the Regulatory Programs;

(t)    With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (s) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days (unless otherwise agreed to in writing by Lender in Lender’s sole and absolute discretion); or

(u)    if any default shall exist under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2.     Remedies.

(a)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)    Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)    Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)    Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.     Securitization.

(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)    (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor, SPE Component Entity and Manager (provided, that, such financial information with respect to Sponsor and Guarantor shall, unless otherwise agreed to by Borrower, be in the same format as delivered to Lender in connection with the closing of the Loan), (B) provide updated budgets relating to the Property, (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) use commercial reasonably efforts to provide revisions to and other agreements with respect the Property Documents and/or the Regulatory Documents, in each case, in form and substance acceptable to Lender and the Rating Agencies;

(ii)    provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Property Documents, the Regulatory Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)    execute such amendments to the Loan Documents, the Property Documents, the Regulatory Documents, and Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would (1) change the interest rate, the stated maturity or the amortization of principal set forth herein, (2) change the aggregate outstanding principal balance of the Loan, (3) alter the restrictions on transfers of equity interests in Borrower or transfers of the Property, in each case, as set forth herein, (4) alter any limitations of Borrower’s recourse obligations under the Loan as contained herein or (5) alter any other material obligation, right or privilege of Borrower under the Loan Documents (other than to a de minimis extent or except, in the case of each of (1) through (5) above, (y) as provided in subsection (C) above and (z) in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note).

(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within fifteen (15) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d)    All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP or the income tax basis of accounting (unless GAAP or another accounting method is required by Regulation AB (to the extent applicable) or otherwise required by Legal Requirements (to the extent applicable), and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)    In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

Section 11.2.     Disclosure.

(a)    Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)    Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c)    Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager, Sponsor, Guarantor, the Property Documents, the Regulatory Documents, and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(d)    In connection with filings under Exchange Act and/or the Securities Act, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e)    The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower and/or any Borrower Party to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 11.1, 11.2 and/or 11.6 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 11, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 11 shall control.

Section 11.3.     Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.     Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer.

Section 11.5.     Rating Agency Costs and REMIC Savings Clause.

(a)    In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the actual costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(b)    Notwithstanding anything to the contrary contained herein, if, in connection with any release of any portion of the Property constituting real property, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, Borrower shall make the applicable REMIC Payment (if any) as and when set forth herein (or, if not otherwise set forth herein, as and when required in order to satisfy REMIC Requirements). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 11.6.     Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall not exceed the Interest Rate (except for changes to the weighted average interest rate as may be caused by the imposition of default interest under the mezzanine loan or the mortgage loan or any voluntary or involuntary prepayment of the mortgage loan (including, without limitation, any such prepayment that may occur in connection with a Casualty or Condemnation)). Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and/or the Regulatory Documents and other materials as may be required by Lender or the Rating Agencies.

Section 11.7.     Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 11.8.     Borrower’s Cost of Compliance. Notwithstanding anything to the contrary contained in Section 11.1(b), and/or Section 11.6 hereof, all actual reasonable out of pocket expenses incurred by Borrower in connection with Borrower’s compliance with the terms and conditions of Section 11.1(b) and/or Section 11.6 hereof, shall be paid by Lender except (a) (i) de minimus (i.e., under $2,000) fees and expenses of Borrower’s attorneys (whether in-house or retained) or (ii) any fees and expenses of Borrower’s attorneys that exceed $25,000 and (b) (i) in such in such situations as reasonably determined by Lender that actions taken by Lender were a reasonable and proximate result of any act or omission of Borrower in breach of its obligations hereunder, or (ii) in connection with any material adverse condition of the Property, then, in each case, all actual out of pocket expenses incurred by Borrower in connection with Borrower’s compliance of the terms and conditions of Section 11.1(b) and/or Section 11.6, including the fees and expenses of Borrower’s attorneys (whether in-house or retained), shall be paid by Borrower.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.     General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document and/or Regulatory Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts; and/or (h) if Borrower voluntarily avails itself of the benefits of any Emergency Law or otherwise voluntarily exercises any right or option under any Emergency Law and any such Emergency Law either (A) permits a borrower to defer or otherwise elect not to pay any amounts as and when due under the Loan Documents or (B) prevents Lender, or requires Lender to forbear from, exercising any rights or remedies that Lender would otherwise have available under the Loan Documents and Legal Requirement but for the passage of an Emergency Law. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 12.2.     Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents.

Section 12.3.     ERISA and FIRRMA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.     Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.     Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.     Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.     Exculpation.

(a)    Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof); or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)    fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

(ii)   the willful misconduct of any Borrower Party;

(iii)  any litigation or other legal proceeding related to the Debt filed by any Borrower Party or any other action of any Borrower Party exercised in bad faith that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(iv)    waste to the Property caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal of any portion of the Property by (or on behalf of) any Borrower Party after an Event of Default;

(v)    the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, (D) any Security Deposits or Rents collected in advance or (E) any other monetary collateral for the Loan (including, without limitation, any Reserve Funds and/or any portion thereof disbursed to (or at the direction of) Borrower);

(vi)    failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property in accordance with the terms and provisions hereof, in each case, to the extent there existed sufficient cash flow from the Property to do so (provided, however, that there shall be no personal liability under this subsection (vi) solely for the failure to pay Taxes if (A) sufficient sums had been reserved hereunder for the express purpose of paying the Taxes in question and Lender failed to pay same, (B) Lender’s access to such sums was not restricted or constrained in any manner and (C) no Event of Default was continuing);

(vii)    failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein (provided, however, that there shall be no personal liability under this subsection (vii) for the aforementioned failures to the extent that, in each case, (A) each applicable failure is itself a failure to pay Insurance Premiums or is solely as a result of a failure to pay Insurance Premiums and (B)(1) there existed insufficient cash flow from the Property to pay Insurance Premiums or (2)(I) sufficient sums had been reserved hereunder for the express purpose of paying the Insurance Premiums in question and Lender failed to pay same, (II) Lender’s access to such sums was not restricted or constrained in any manner and (III) no Event of Default was continuing);

(viii)    any Security Deposits which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)    any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents or any transfer or similar taxes (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;

(x)    the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by any Borrower Party;

(xi)    the failure to (A) make any True Up Payment and/or (B) provide the Required Financial Items, in each case, as and when required herein; provided, however, that there shall be no personal liability under this subsection (xi) solely for the failure to make any True Up Payment to the extent that there existed insufficient cash flow from the Property to make such True Up Payment;

(xii)   (A) any violation or breach of the Violations Provisions, the Property Document Provisions, (B) any Property Document Event, (C) any violation or breach of any Regulatory Document and/or the Regulatory Document Provisions, and/or (D) any termination and/or cancellation of any Regulatory Document;

(xiii)    the Violations;

(xiv)    the breach by Borrower of its obligations under the IH Regulatory Agreement which results in the City of New York having an exercisable right to terminate (and/or actually terminating) the IH Regulatory Agreement;

(xv)    any Regulatory Damages;

(xvi)    any indemnity obligations of Lender to Bank under the Restricted Account Agreement;

(xvii)    the failure of Borrower to appoint a New Manager upon the request of Lender and/or the failure of Borrower to comply with any limitations on instructing the Manager, each as required by and in accordance with, as applicable, the terms and provisions of this Agreement, the Assignment of Management Agreement and the Security Instrument;

(xviii)    any representation, warranty or covenant contained in Article 5 is breached or violated;

(xix)    any representation, warranty or covenant contained in Article 6 hereof is violated or breached (including, without limitation, in connection with and/or as a result of the occurrence of an Immaterial Prohibited Transfer);

(xx)    any violation or breach of the Cash Management Provisions;

(xxi)    any claims to divest, subordinate or extinguish the lien of the Security Instrument (including, without limitation, any such claims resulting from any breach or other failure to comply with Section 22 of the New York Lien Law); and/or

(xxii)    (A) an actual violation or breach by Borrower, Guarantor or any Affiliate thereof, of any Rent Regulations, or any representation or covenant related to Rent Regulations (including, without limitation, any rent overcharges, rent rollbacks or the incorrect representation or covenant by Borrower that the Property or any residential unit at the Property is or will be exempt from any Rent Regulations, and damages of any kind awarded in connection with the same) whether the same occurred prior to or after the Closing Date with respect to the Property or the residential units at the Property or (B) diminution in value to the Loan or the Property as a result of any rent reductions or rollbacks, judgment or determination of rent overcharge, imposition of treble damages or other penalties imposed by the applicable Governmental Authority due to the violation or breach described in clause (A) if Borrower fails to maintain the tax exemption or other benefits for the Property under the Regulatory Programs.

(b)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 5 hereof is violated or breached, provided, that, with respect to any such violation or breach of Article 5 hereof, such violation or breach is evidenced by a court, in a proceeding with respect to Creditors Rights Laws involving any one or more Constituent Owner(s) of Borrower and/or SPE Component Entity (any such Person, a “Bankrupt Person”), ordering the substantive consolidation of the assets and liabilities of Borrower and/or SPE Component Entity with the assets and liabilities of any Bankrupt Person on the basis of, among other things, such violation or breach), (ii) a Prohibited Transfer occurs in violation of Article 6 hereof (other than an Immaterial Prohibited Transfer), or (iii) a Bankruptcy Event occurs.

For purposes of clarification and for the avoidance of doubt, the recourse carveouts in Section 13.1(a) above and this Section 13.1(b) shall not be deemed to be mutually exclusive or otherwise limit one another; without limiting the foregoing, if a particular event, condition, circumstance or occurrence would trigger recourse liability both under Section 13.1(a) above and this Section 13.1(b), recourse liability shall apply under all of such Sections (as and to the extent provided in such Sections).

ARTICLE 14

NOTICES

Section 14.1.     Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, and (c) if transmitted by e-mail, (x) if such e-mail was sent prior to 5 P.M. EST on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by written notice to Borrower, Lender shall have the unilateral right at any time to waive the hard copy requirement with respect to all notices sent via e-mail, in each case addressed as follows:

If to Borrower:	1010 Pacific Owner LLC 4611 12th Avenue, Apartment 1L Brooklyn, New York 11219 Attention: David Bistricer Email: david@clipperequity.com

With a copy to:	Blaivas & Associates, P.C. 1430 Broadway, Suite 1603 New York, New York 10018 Attention: David G. Blaivas, Esq. Email: dblaivas@blpclaw.com

If to Lender:	Citi Real Estate Funding Inc. 388-390 Greenwich Street 4[h] Floor New York, New York 10013 Attention: Ana Rosu Marmann Email: ana.rosu@citi.com

And to:	Morgan Stanley Bank, N.A. 1585 Broadway New York, NY 10036 Facsimile No. 212.507.4859 Attention: Jane Lam Email: crelamnotices@morganstanley.com

With a copy to:

Midland Loan Services, a Division of PNC Bank, National

Association

P.O. Box 25965

Shawnee Mission, KS 66225-5965

Attention: Executive Vice President - Division Head

Email: NoticeAdmin@midlandls.com

or if by hand delivery:

Midland Loan Services, a Division of PNC Bank, National

Association

10851 Mastin, Suite 300

Overland Park, KS 66210

Attention: Executive Vice President - Division Head

With a copy to:	Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attention: Gerard Keegan, Esq. e-mail: gerard.keegan@alston.com or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. Without limitation of any of the requirements of this Article 14, from and after Securitization of the entire Loan (or any other Secondary Market Transaction involving a transfer of the Loan by the initial Lender), in no event shall any notice delivered to Citi Real Estate Funding Inc. or any Affiliate thereof or Morgan Stanley Bank, N.A. or any Affiliate thereof be deemed an effective notice to “Lender” for purposes of this Agreement or any other Loan Document.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.     Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.     Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.

Section 15.3.     Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.     Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)    Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1.     Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.     Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.     Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.     Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5.     Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.     Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.     Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.     Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.   Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1.     Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.     Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. BORROWER AND LENDER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 17.3.     Headings. Notwithstanding anything to the contrary contained herein, (i) the Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and (ii) covenants contained in Articles and/or Sections hereof labeled or otherwise primarily containing representations (and vice versa) shall, in each case, be deemed fully effective hereunder and shall not be otherwise affected by virtue of the foregoing.

Section 17.4.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.     Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to defease the Loan and to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) through (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7.     Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.     Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)    Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in- common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property is subject.

(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.     Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Without limitation of any other term or provision hereof, nothing contained herein or in the other Loan Documents shall be deemed to restrict Lender and/or Servicer from (and Lender and/or Servicer shall be authorized to) disseminate to any Person any and all information it obtains in connection with the Loan as Lender and/or Servicer deems necessary or appropriate.

Section 17.12.     Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13.     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14.     Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.15.     Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16.     Duplicate Originals; Counterparts; Co-Lenders.

(a)    This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

(b)    Borrower hereby acknowledges and agrees that the Co-Lender Agreement is solely for the benefit of Citi, MSBNA and the holder(s) of any other promissory notes which may hereafter evidence the Loan (such parties, individually and collectively, as the context requires, the “Lender Parties”) and that neither Borrower nor any Affiliate thereof shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. None of the Lender Parties have any obligation to disclose to Borrower or any Affiliate thereof the contents of the Co-Lender Agreement. Borrower’s obligations under the Loan Documents are and will be independent of the Co-Lender Agreement and shall remain unmodified by the terms and provisions thereof.

(c)    Notwithstanding the fact that the Loan may be serviced by Servicer, until each Lender shall notify Borrower in writing to the contrary, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and the other parties to the Loan Documents shall be required to obtain the consent and approval of each Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and the other parties to the Loan Documents required hereunder shall be delivered by Borrower and the other parties to the Loan Documents to each Lender.

(d)    The liabilities of each Lender under this Agreement and the other Loan Documents shall be several and not joint. No Lender shall be responsible for the obligations of any other Lender under this Agreement or any other Loan Document. Without limitation of any other term or condition contained herein, each Lender shall be liable to Borrower (if at all) only for its respective proportionate share of the Debt.

Section 17.17.     Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that the only Broker engaged by any Borrower Party in connection with the transactions contemplated by this Agreement respect hereto is Landstone Capital Group. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one- time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18.     Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set- off and application.

Section 17.19.     Unintended Payments.

(a)    If Citibank, N.A., Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A., any Affiliate of the foregoing, or any agent thereof (including, without limitation, any Servicer or administrative agent acting on said Person’s behalf) (individually and/or collectively, the “Payor Party”) notifies Borrower, any Lender or any Person who has received funds on behalf of said Borrower or Lender (any such Borrower, Lender or other recipient, a “Payment Recipient”) that the Payor Party has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Payor Party or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Borrower, Lender, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Payor Party and shall be segregated by the Payment Recipient and held in trust for the benefit of the Payor Party, and such Borrower or Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Payor Party the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Payor Party in same day funds at the greater of the Federal Funds Rate and a rate determined by the Payor Party in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Payor Party to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Payor Party (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Payor Party to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Payor Party of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Payor pursuant to this Section 17.19(b).

(c)    Each Lender hereby authorizes the Payor Party to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Payor Party to such Lender from any source, against any amount due to the Payor Party under immediately preceding clause (a) or under the indemnification provisions of this Agreement or any co-lender agreement entered into by and among any such Lender and any Payor Party.

(d)    Intentionally Omitted.

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations pursuant to the Loan Documents by the Borrower, Guarantor, or any Affiliate thereof, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Payor Party from the Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Payor Party for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 17.19 shall survive the resignation or replacement of any Payor Party hereunder, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of the Debt and all other obligations (or any portion thereof) under any Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

1010 PACIFIC OWNER LLC,
a Delaware limited liability company

By:	/s/ David Bistricer
David Bistricer
Title: Authorized Signatory

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IOIO Pacific Street

Signature Page to Loan Agreement

LENDER:

CITI REAL ESTATE FUNDING INC., a New York corporation

By:	/s/ Ana Rosu Mannann
Name: Ana Rosu Mannann
Title: Vice President

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1010 Pacific Street

Signature Page to Consolidated, Amended and Restated Promissory Note

LENDER:

MORGAN STANLEY BANK, N.A., a national banking association

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1010 Pacific Street

Signature Page to Loan Agreement